Exhibit 10.5

SECOND LIEN CREDIT AGREEMENT

Dated as of June 16, 2011

among

GVR HOLDCO 1 LLC,

as Holdings,

STATION GVR ACQUISITION, LLC,
as Borrower,

THE LENDERS PARTY HERETO

and

JEFFERIES FINANCE LLC,
as Administrative Agent, Syndication Agent and
Documentation Agent

JEFFERIES FINANCE LLC and GOLDMAN SACHS LENDING PARTNERS LLC,
as Joint Lead Arrangers and Joint Book Runners

i

CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT (this “Agreement”) is entered into as of June 16, 2011, among GVR HOLDCO 1 LLC, a Nevada limited liability company (“Holdings”), STATION GVR ACQUISITION, LLC, a Nevada limited liability company (the “Borrower”), JEFFERIES FINANCE LLC, as Administrative Agent (in such capacity, together with any successor thereto, the “Administrative Agent”), JEFFERIES FINANCE LLC, as Syndication Agent (in such capacity, the “Syndication Agent”), JEFFERIES FINANCE LLC, as Documentation Agent (in such capacity, the “Documentation Agent”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”) and JEFFERIES FINANCE LLC and GOLDMAN SACHS LENDING PARTNERS LLC, as Joint Lead Arrangers and Joint Book Runners (in such capacity, collectively, the “Joint Lead Arrangers” and, individually, a “Joint Lead Arranger”).  All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

PRELIMINARY STATEMENTS

WHEREAS, on March 9, 2011, the Borrower and Green Valley Ranch Gaming, LLC, a Nevada limited liability company (“GVR”), entered into an Asset Purchase Agreement (the “Acquisition Agreement”) whereby the Borrower agreed to purchase, acquire and assume certain of the assets and liabilities of GVR pursuant to Sections 363 and 365 of the Bankruptcy Code as part of a pre-arranged Chapter 11 plan of reorganization for GVR (the “Acquisition”);

WHEREAS, in connection with the execution of the Acquisition Agreement, GVR sought and obtained from the lenders under GVR’s existing first lien credit agreement acceptances of the pre-arranged GVR Plan of Reorganization;

WHEREAS, on April 12, 2011, GVR filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (the “Bankruptcy Case”), in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”);

WHEREAS, on June 8, 2011, the Bankruptcy Court entered a confirmation order confirming the GVR Plan of Reorganization, the terms of which include a Sale Order authorizing GVR to pursue consummation of the transactions contemplated by the Acquisition Agreement as part of such plan; and

WHEREAS, simultaneously with the GVR Plan Effective Date, the Borrower shall consummate the Acquisition.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

Definitions and Accounting Terms

SECTION 1.01.          Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” has the meaning specified in the recitals hereto.

“Acquisition Agreement” has the meaning specified in the recitals hereto.

“Acquisition Agreement Representations” means the representations and warranties in the Acquisition Agreement made by (or relating to) GVR, its Subsidiaries and the Casino Business  which are material to the interests of the Agents and the Lenders, but only to the extent that the Borrower has (or the Borrower’s applicable Affiliate has) the right (determined without regard to any notice requirement) to terminate the Borrower’s (or the Borrower’s applicable Affiliate’s) obligations (other than indemnity and other obligations expressed to survive the Acquisition Agreement) under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Acquisition Documents” means the Acquisition Agreement and all other agreements and documents relating to the Acquisition.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100,000 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves, to the extent applicable to any Lender.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02 or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means (a) with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (b) also with respect to any Loan Party or any Subsidiary thereof, (i) Frank J. Fertitta III and his spouse, their respective parents and grandparents and any lineal descendants (including adopted children and their lineal descendants) of any of the foregoing, (ii) Lorenzo J. Fertitta and his spouse, their respective parents and grandparents and any lineal descendants (including adopted children and their lineal descendants) of any of the foregoing, (iii) any Affiliate of any Person described in the foregoing clauses (i) and (ii) or (iv) any personal investment vehicle, trust or entity owned by, or established for the benefit of, or the estate of, any Person described in the foregoing clauses (i) and (ii); provided, however, that (x) no Agent, Lender nor any of their respective Affiliates shall be considered an Affiliate of any Loan Party or any Subsidiary thereof and (y) no financial institution that, on the Closing Date, is an indirect equity holder in Parent solely on account of its prior holding of pre-petition bank debt of SCI shall be considered an Affiliate of any Loan Party or any Subsidiary thereof.  “Control” means the possession, directly or indirectly, of the power to (x) vote more than fifty percent (50%) (or, for purposes of Section 7.08, ten percent (10%)) of the outstanding voting interests of a Person or (y) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Documentation Agent and the Supplemental Administrative Agents (if any).

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Terrorism Laws” has the meaning specified in Section 5.24(a).

“Applicable ECF Percentage” means, at any time, 75%; provided that, so long as no Default or Event of Default has then occurred and is continuing, if the Total Leverage Ratio is less than or equal to 4.50:1.00 (as set forth in the Compliance Certificate delivered pursuant to Section 6.02(b) for the fiscal year then last ended), the “Applicable ECF Percentage” shall instead be 50%.

“Applicable Premium” means with respect to any Loan on any date of a voluntary prepayment thereof, the remainder of (A) the present value at such prepayment date of (1) the principal amount of such Loan being prepaid plus the fee that would otherwise be applicable thereto had such Loan been voluntarily prepaid on the second anniversary of the Closing Date pursuant to Section 2.06(b)(ii) plus (2) all required remaining scheduled interest payments due on such Loan through the second anniversary of the Closing Date (using the Adjusted LIBO Rate (as modified below in this definition) plus the Applicable Margin each as in effect on such prepayment date for such Loan (but excluding accrued and unpaid interest to the prepayment date)), computed using a discount rate equal to the Treasury Rate plus 0.50%, minus (B) the principal amount of such Loan on the prepayment date.  For purposes of this definition, the Adjusted LIBO Rate on the date of any voluntary prepayment shall be the greater of (x) 1.50% per annum and (y) the swap-adjusted rate at the prepayment date based on a LIBO Rate for an Interest Period of three (3) months (as reasonably determined by the Administrative Agent).

“Applicable Rate” means a percentage per annum equal to: (i) in the case of Base Rate Loans, 7.50%, and (ii) in the case of Eurodollar Loans, 8.50%.

“Approved Bank” has the meaning specified in clause (b) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Assumed Liabilities” has the meaning ascribed thereto in the Acquisition Agreement (as in effect on March 9, 2011).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and/or hereinafter in effect, or any successor thereto.

“Bankruptcy Court” has the meaning specified in the recitals hereto.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Lending Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1%, (c) the Adjusted LIBO Rate for a Eurodollar Loan with a one-month Interest Period commencing on such day plus 1.0%, and (d) 2.50%.  For purposes of this definition, the Adjusted LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of “LIBO Rate” except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or the Adjusted LIBO Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York City; provided, however, that when used in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Cage Cash” means all so-called “cage cash” that the Borrower and its Subsidiaries maintain within a Hotel/Casino Facility.

“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by Holdings and the Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Holdings and the Subsidiaries and (b) the value of all assets under Capitalized Leases incurred by Holdings and the Subsidiaries during such period, provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property, equipment or software to the extent financed with proceeds of Dispositions that are not required to be applied to prepay Loans pursuant to Section 2.03(b), (iv) expenditures that are accounted for as capital expenditures by Holdings or any Subsidiary and that actually are paid for by a Person other than Holdings or any Subsidiary and for which neither Holdings nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), or (v) the book value of any asset owned by Holdings or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired.

“Capitalized Lease Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any Subsidiary:

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of any commercial bank that (i) is a Lender or (ii)(A) is organized under the Laws of the United States, any state thereof or the District of Columbia or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $500,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(c)           investments in commercial paper maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with an Approved Bank; and

(e)           Investments in money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Obligations” means obligations owed by Holdings or any Subsidiary in respect of Cash Management Services.

“Cash Management Services” means treasury, depository and/or cash management services or any automated clearing house transfer services, provision and operation of sweep accounts and zero balance accounts, provision of tax payment services and controlled disbursement services and performance of cash and coin delivery orders.

“Casino Business” has the meaning specified in the Acquisition Agreement (as in effect on March 9, 2011).

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means:

(a)                                  Holdings at any time shall cease to own directly one hundred percent (100%) of the Equity Interests of the Borrower;

(b)                                 prior to the occurrence of a Qualified IPO, (i)(A) Fertitta Holders shall fail to collectively beneficially own, directly or indirectly, Equity Interests in Holdings representing at least 21.50% of the aggregate equity value represented by the Equity Interests in Holdings on a fully diluted basis and (B) any person, entity or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than Persons constituting lenders under the NP Opco Credit Agreement as of the Closing Date and their respective Affiliates) shall own, directly or indirectly, beneficially or of record, Equity Interests in Holdings that represent a greater percentage of the aggregate equity value represented by the Equity Interests in Holdings on a fully diluted basis than the percentage beneficially owned, directly or indirectly, by Fertitta Holders or (iii) the managers of VoteCo nominated or appointed by Fertitta Holders shall cease to constitute at least thirty seven and one-half percent (37.5%) of the voting power of the board of managers of VoteCo; or

(c)                                  after the occurrence of a Qualified IPO, (i) Fertitta Holders shall fail to collectively beneficially own, directly or indirectly, Equity Interests in Holdings representing at least 21.50% of the aggregate direct or indirect ordinary voting power and aggregate equity value represented by Equity Interests in Holdings on a fully diluted basis and (ii) any person, entity or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than Persons constituting lenders under the NP Opco Credit Agreement as of the Closing Date and their respective Affiliates) shall own, directly or indirectly, beneficially or of record, Equity Interests in Holdings representing a percentage of the aggregate direct or indirect ordinary voting power or economic interest on a fully diluted basis greater than the percentage of the ordinary voting power or economic interest in respect of which Fertitta Holders are collectively the direct or indirect beneficial owners.

“Chapter 11” means Chapter 11 of the Bankruptcy Code.

“Charges” has the meaning specified in Section 10.10.

“Closing Date” means June 17, 2011.

“Closing Date Material Adverse Effect” means a material adverse effect on the Purchased Assets or the business, operations, assets, liabilities or condition of the Casino Business taken a whole, other than an effect resulting from an Excluded Matter.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rulings issued and regulations promulgated thereunder.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral and Guarantee Requirement” means, at any time, subject to applicable Gaming Laws, the requirement that:

(a)           the Administrative Agent shall have received each Collateral Document  required to be delivered (i) on the Closing Date pursuant to this Agreement, or (ii) at any other time pursuant to this Agreement (including Section 6.11) or any other Loan Document at the time so required, duly executed by each Loan Party party thereto;

(b)           all Obligations shall have been unconditionally guaranteed by Holdings and each Subsidiary of the Borrower;

(c)           the Obligations and the Guaranty shall have been secured by a second-priority security interest (subject only to (i) Liens securing the First Lien Obligations and (ii) non-consensual Permitted Liens) in all the Equity Interests of each Person directly owned by (A) Holdings (including all of the Equity Interests in the Borrower), (B) the Borrower and (C) any Subsidiary Guarantor but excluding, in the case of preceding clauses (B) and (C), Equity Interests in any joint venture not constituting a Subsidiary if such security interest would violate any financing agreement of such joint venture (it being understood and agreed that in the event any such restriction exists, the Administrative Agent and the applicable Loan Party shall agree upon an alternative structure (such as an intermediate holding company constituting a Subsidiary) to effect the equivalent of an indirect pledge of such joint venture interest);

(d)           except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a second-priority Lien (subject only to Permitted Liens) in, and mortgages or equivalent instruments on, substantially all tangible and intangible assets of each Loan Party now or hereafter acquired (including accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, deposit accounts, securities accounts, owned and leased/subleased real property including fixtures and easements, and proceeds of the foregoing); provided that Liens in real property shall be limited to owned real property, interests of any Loan Party under ground leases and other leasehold interests determined to be material by the Administrative Agent;

(e)           each deposit account and securities account of each Loan Party (other than Excluded Accounts) shall be subject to a Control Agreement in favor of the Administrative Agent;

(f)            none of the Collateral shall be subject to any Liens other than Permitted Liens; and

(g)           the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each of the Hotel/Casino Facilities and each other owned or leased property described in paragraph (d) above or required to be delivered pursuant to Section 6.11 (collectively, the “Mortgaged Properties”) duly executed and delivered by the record owner or lessee, as applicable, of such property and corresponding UCC fixture filings as may be necessary to create a valid second-priority perfected Lien on the property, described therein, free of any other Liens except Permitted Liens, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid second-priority Lien on the property described therein, free of any other Liens except Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request from time to time, (iii) such surveys, abstracts, appraisals, environmental assessments, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property, (iv) “Life-of-Loan” flood certificates covering each Mortgaged Property in form and substance reasonably acceptable to the Administrative Agent, certified to the Administrative Agent in its capacity as such and certifying whether or not each such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map, (v) with respect to each such Mortgaged Property, either (A) a letter or other written evidence with respect to such Mortgaged Property from the appropriate Governmental Authorities concerning compliance with applicable zoning and building laws, (B) an ALTA 3.1 zoning endorsement for the applicable Mortgage Policy or (C) a zoning report prepared by The Planning Zoning Resource Corporation indicating that such Mortgaged Property is in material compliance with applicable zoning and building laws, (vi) such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurance company to issue the title insurance policies and endorsements referenced in clause (ii) above with respect to each of the Mortgaged Properties, and (vii) copies of all leases, subleases and sub-subleases in which the Borrower or any Subsidiary holds an interest or other agreements relating to possessory interests, if any, and such other information, documentation, and certifications as may be reasonably required by the Administrative Agent or necessary in order to create a valid second-priority Lien on the property described therein, free of any other Liens except Permitted Liens, including, without limitation, to the extent any of the foregoing affect such Mortgaged Property and to the extent reasonably requested by the Administrative Agent, such agreements shall be subordinated to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or, to the extent obtainable using commercially reasonable efforts, pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to the Administrative Agent).

The foregoing definition shall not require the creation or perfection of pledges of or Liens in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the sole and absolute discretion of the Administrative Agent after consultation with the Borrower (confirmed in writing by notice to the Borrower), the cost of creating or perfecting such pledges or Liens in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom unless (in any case) any such actions are taken (or required to be taken) pursuant to the First Lien Loan Documents.  The Administrative Agent may grant extensions of time for the perfection of security interests in and Liens on or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines in its sole and absolute discretion, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents to the extent appropriate and agreed between the Administrative Agent and the Borrower and (b) the Collateral shall not include Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreements, the Mortgages and corresponding UCC fixture filings, the Control Agreements, each of the mortgages, collateral assignments, Security Agreement Supplements, Pledge Agreement Supplements, security agreements, pledge agreements, control agreements, amendments to or reaffirmation of any of the foregoing or other similar agreements delivered to the Administrative Agent and the Lenders from time to time pursuant to Section 4.01(a)(iii), Section 6.11 or 6.13, the Guaranty, each Guaranty Supplement and each of the other agreements, instruments or documents, and any amendments to or reaffirmations of any of the foregoing, that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Loan Commitment,” as the same may be terminated pursuant to Section 2.01 or Article 8.

“Committed Loan Notice” means a notice of (a) a Loan Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning specified in Section 2.09(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confirmation Order” means the confirmation order issued by the Bankruptcy Court in relation to the Bankruptcy Case confirming the GVR Plan of Reorganization.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(a)           plus, without duplication and solely to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            Consolidated Interest Expense;

(ii)           income tax expense (if any);

(iii)          depreciation and amortization;

(iv)          non-cash impairment losses;

(v)           non-operating, Non-Recurring losses on the sale of assets;

(vi)          losses attributable to the early extinguishment of Indebtedness; and

(vii)                           losses attributable to hedging obligations or other derivative instruments;

(b)           minus, without duplication and solely to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            non-operating, Non-Recurring gains on the sale of assets;

(ii)           gains attributable to the early extinguishment of Indebtedness;

(iii)          gains attributable to hedging obligations or other derivative instruments; and

(iv)          for purposes of calculating Consolidated Fixed Coverage Ratio only, the amount of interest income;

in each case, as determined on a consolidated basis for Holdings and the Subsidiaries in accordance with GAAP; provided that, without duplication:

(A)          the following additional items shall be added to Consolidated EBITDA for such period (solely to the extent already deducted (and not added back) in arriving at such Consolidated Net Income): (1) Pre-Opening Expenses, provided, that the aggregate amount added-back pursuant to this clause (1) with respect to any period shall not exceed 2.5% of Consolidated EBITDA for such period (before giving effect to any adjustments to Consolidated EBITDA for such period pursuant to this clause (1) or succeeding clauses (2) and (6)), (2) Non-Recurring charges (other than Pre-Opening Expenses) for such period, including severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, provided, that the aggregate amount added-back pursuant to this clause (2) with respect to any period shall not exceed 2.5% of Consolidated EBITDA for such period (before giving effect to any adjustments to Consolidated EBITDA for such period pursuant to this clause (2), preceding clause (1) and succeeding clause (6)), (3) Non-Cash Charges for such period, (4) the Base Management Fee and the Incentive Management Fee (each as defined in the Management Agreement) for such period, (5) payments made by the Borrower to Parent pursuant to the Tax Sharing Agreement for such period and (6) expenses incurred by the Borrower and the Subsidiaries after June 30, 2011 and on or prior to the six month anniversary of the Closing Date and during such period in respect of the Transaction, provided that the aggregate amount added back pursuant to this clause (6) for all periods does not exceed $2,000,000; and

(B)           the following additional item shall be deducted from Consolidated EBITDA for such period (solely to the extent included in arriving at such Consolidated Net Income): other non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period).

Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which includes (x) either of the fiscal quarters ended December 31, 2010 or March 31, 2011, Consolidated EBITDA for such fiscal quarters shall be $12,236,764 and $13,703,000, respectively, or (y) the fiscal quarter ending June 30, 2011, Consolidated EBITDA shall be the Consolidated EBITDA determined in accordance with this Agreement for such fiscal quarter but calculated as if the Transaction had occurred on April 1, 2011 and on a basis consistent with the methodology employed to arrive at the numbers set forth in the preceding clause (x) as may be agreed to by the Administrative Agent and Holdings (which may include an add-back for expenses incurred during such fiscal quarter in respect of the Transaction to the extent that such expenses were deducted in arriving at Consolidated Net Income for such fiscal quarter).

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period and (ii) the scheduled principal amount of all amortization payments on all Indebtedness of Holdings and the Subsidiaries for such period (including the principal component of all Capitalized Lease Indebtedness) as determined on the first day of such period (or, with respect to a given issue of Indebtedness incurred thereafter, on the date of the incurrence thereof).  Notwithstanding anything to the contrary contained above, for purposes of determining the Fixed Charge Coverage Ratio, to the extent Consolidated Fixed Charges are to be determined for any Test Period which includes any of the fiscal quarters ended December 31, 2010, March 31, 2011 or June 30, 2011, Consolidated Fixed Charges for such fiscal quarters shall be calculated in accordance with the last sentence of the definition of Fixed Charge Coverage Ratio contained herein.

“Consolidated Interest Expense” means, for any period, the interest expense, net of interest income, of Holdings and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that, for purposes of determining compliance with Section 7.11(b) at any time a Default Quarter is included in the Test Period then most recently ended prior to a date of determination, the aggregate principal amount of the First-Lien Loans repaid pursuant to Section 2.05(b)(iv) (or any comparable section) of the First Lien Credit Agreement and the aggregate principal amount of the Loans repaid pursuant to Section 2.03(b)(iv) of this Agreement, in each case with the proceeds of a Permitted Equity Issuance consummated in reliance on Section 8.04 (or any comparable Section) of the First Lien Credit Agreement and Section 8.04 of this Agreement during such Default Quarter shall be deemed to be outstanding during such Test Period and any interest expense of Holdings and the Subsidiaries for such Test Period in respect of such “outstanding” First Lien Loans and Loans shall be included as “Consolidated Interest Expense” during such Test Period (as if such “outstanding” First Lien Loans and Loans bore interest at the average rate applicable to such First Lien Loans and Loans outstanding during such Test Period).

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (after deduction of the Base Management Fee and the Incentive Management Fee (each as defined in the Management Agreement) for such period), excluding, without duplication, the cumulative effect of a change in accounting principles during such period to the extent included in the determination of Consolidated Net Income.  There shall be excluded from Consolidated Net Income (i) the income (or loss) of any Person that is not a Subsidiary (including joint venture investments recorded using the equity method and dividends and distributions paid to Holdings or a Subsidiary during such period) and (ii) the net income of any Subsidiary (other than the Borrower) to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.  For the avoidance of doubt, the calculation of Consolidated Net Income for the purposes hereunder shall include deductions (without duplication) for any and all costs and expenses of Holdings and the Subsidiaries paid pursuant to the Corporate Cost Allocation Agreement and the Manager Allocation Agreement.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings and the Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases (but excluding, for the avoidance of doubt, amounts payable under operating leases), debt obligations evidenced by promissory notes or similar instruments, the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Persons, all obligations to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet in accordance with GAAP) and, without duplication, all Guarantees with respect to outstanding Indebtedness of the types described above; provided that, for purposes of determining compliance with Section 7.11(a) at any time a Default Quarter is included in the Test Period then most recently ended prior to a date of determination, the aggregate principal amount of the First Lien Loans repaid pursuant to Section 2.05(b)(iv) (or any comparable section) of the First Lien Credit Agreement and the aggregate principal amount of the Loans repaid pursuant to Section 2.03(b)(iv) of this Agreement, in each case with the proceeds of a Permitted Equity Issuance consummated in reliance on Section 8.04 (or any comparable Section) of the First Lien Credit Agreement and Section 8.04 of this Agreement during such Default Quarter shall be deemed to be outstanding and included as “Consolidated Total Debt” at such time.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and the Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and the Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, First Lien Loans and First Lien Letters of Credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes, if any.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Control Agreement” means a tri-party deposit account or securities account control agreement by and among the applicable Loan Party, the Administrative Agent and the depository or securities intermediary, and each in form and substance reasonably satisfactory to the Administrative Agent and in any event providing to the Administrative Agent “control” of such deposit account or securities account within the meaning of Articles 8 and 9 of the UCC subject, however, to the requirements of the First Lien Loan Documents and the terms of the Intercreditor Agreement.

“Corporate Cost Allocation Agreement” means that certain Cost Allocation Agreement, dated as of the date hereof, among Holdings and its Subsidiaries and the Parent and its Subsidiaries (other than Holdings and its Subsidiaries).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Quarter” has the meaning specified in Section 8.04.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to the respective Base Rate Loans plus (c) 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any

Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred eighty (180) days after the sixth anniversary of the Closing Date.

“Disqualified Institutions” means any banks, financial institutions or other Persons separately identified by the Borrower to Jefferies Finance prior to March 9, 2011.

“Documentation Agent” means Jefferies Finance.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Embargoed Person” has the meaning specified in Section 7.20.

“Environmental Laws” means any and all Federal, state, and local statutes, Laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” means, collectively, (a) the direct or indirect contribution to Holdings by the Parent of cash (in exchange for common Equity Interests of Holdings) in an amount (the “Parent Contribution Amount”) which, when added to the cash from GVR’s balance sheet that is being retained and purchased by the Borrower on the Closing Date (after giving effect to the Transaction and the payment of all fees, expenses and other amounts in connection therewith) in excess of amounts necessary for Cage Cash, petty cash and established reserves, equals no less than $200,000,000, and (b) the further contribution to the Borrower by Holdings of the Parent Contribution Amount.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) incurrence of a liability with respect to a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) incurrence of a liability with respect to a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or is insolvent; (d) the filing of a notice of intent to terminate a Pension Plan or the termination of any Pension Plan, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for funding contributions in the ordinary course or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) the failure of any Pension Plan to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA; (h) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; or (i) a determination that any Pension Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, or the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)      the sum, without duplication, of:

(i)          Consolidated Net Income for such period,

(ii)         an amount equal to the amount of all Non-Cash Charges (including depreciation and amortization and non-cash losses on Dispositions) incurred during such period to the extent deducted in arriving at such Consolidated Net Income,

(iii)        decreases in Consolidated Working Capital, base stock and long-term account receivables for such period (other than any such decreases arising from acquisitions by the Borrower and the Subsidiaries during such period),

(iv)       the amount of income tax expense deducted in determining Consolidated Net Income for such period (if any), and

(v)        the excess, if any, of (A) the aggregate amount of payments received by Holdings or the Borrower from the Parent pursuant to the Tax Sharing Agreement during such period over (B) the sum of (1) the amount of cash income taxes (if any) paid by Holdings and the Subsidiaries in such period plus (2) the aggregate amount of payments by Holdings or the Borrower to the Parent pursuant to the Tax Sharing Agreement during such period, less

(b)      the sum, without duplication, of

(i)          an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income,

(ii)         the amount of Capital Expenditures made in cash or accrued during such period pursuant to Section 7.16, except to the extent that such Capital Expenditures were financed with the proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance or Indebtedness (other than the First Lien Revolving Credit Facility), in each case other than to the extent such proceeds were included in arriving at such Consolidated Net Income,

(iii)        the aggregate amount of all principal payments of Indebtedness of Holdings and the Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Loans pursuant to Section 2.03(b)(ii) of this Agreement and Section 2.05(b)(ii) (or any equivalent section) of the First Lien Credit Agreement in each case to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase) made during such period (other than (x) mandatory prepayments in respect of any revolving credit facility (including the First Lien Revolving Credit Facility) to the extent there is not an equivalent permanent reduction in commitments thereunder and (y) voluntary prepayments of Loans and First Lien Loans), in each case (A) except to the extent financed with the proceeds of asset sales (except as provided in subclause (B) of this paragraph (iii)), sales or issuances of Equity Interests, capital contributions, insurance or Indebtedness (other than the First Lien Revolving Credit Facility), and (B) other than to the extent such proceeds were included in arriving at such Consolidated Net Income,

(iv)       an amount equal to the aggregate net non-cash gain on Dispositions by Holdings and the Subsidiaries during such period to the extent included in arriving at such Consolidated Net Income,

(v)        increases in Consolidated Working Capital, base stock and long-term account receivables for such period (other than any such increases arising from acquisitions by Holdings and the Subsidiaries during such period),

(vii)      the excess, if any, of (A) the sum of (1) the amount of cash taxes (if any) actually paid by Holdings and the Subsidiaries during such period plus (2) the aggregate amount of payments by Holdings or the Borrower to the Parent pursuant to the Tax Sharing Agreement during such period over (B) the aggregate amount of payments received by Holdings or the Borrower from the Parent pursuant to the Tax Sharing Agreement during such period, and

(viii)     the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and the Subsidiaries from internally generated funds during such period that are required to be made in connection with any prepayment of Indebtedness that is not subordinated (in “right of payment” or on a “lien priority” basis) to the Obligations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” has the meaning specified in the Security Agreement.

“Excluded Assets” has the meaning specified in the Security Agreement.

“Excluded Matter” means any one or more of the following: (a) the effect of any changes in applicable Law or GAAP (as such terms are defined in the Acquisition Agreement as in effect on March 9, 2011); (b) any change, event or effect arising out of or resulting from changes in or affecting the (i) travel, hospitality or gaming industries generally (except to the extent that any change, event or effect affects the Casino Business in a disproportionate manner when compared to the effect of such change, event or effect on other Persons engaged in the travel, hospitality or gaming industries generally), (ii) travel, hospitality  or gaming industries in the local, Las Vegas or Nevada markets (except to the extent that any change, event or effect affects the Casino Business in a disproportionate manner when compared to the effect of such change, event or effect on other Persons engaged in the travel, hospitality or gaming industries in the locals, Las Vegas or Nevada markets) or (iii) financial, banking, currency or capital markets in general, the economy in general or political or regulatory conditions; (c) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by the Acquisition Agreement; (d) any change, event or effect resulting from any act of terrorism, commencement, escalation, continuation or cessation of armed hostilities in the United States or internationally or declaration of war by or against or otherwise involving the United States (except, with respect to an act of terrorism, to the extent that any change, event or effect affects the Casino Business in a disproportionate manner when compared to the effect of such change, event or effect on other Persons engaged in the travel, hospitality or gaming industries generally); and (e) any failure by GVR to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise included within the definition of Excluded Matter may be taken into account in determining whether a Closing Date Material Adverse Effect has occurred).

“Executive Order” has the meaning specified in Section 5.24(a).

“Facility” means all outstanding Loans made hereunder.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Holdings in good faith; provided that if the fair market value is equal to or exceeds $5,000,000, such determination shall be approved by the board of managers of Holdings.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Amended and Restated Fee Letter, dated April 27, 2011, among the Borrower, Jefferies Finance and GSLP, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Fertitta Brothers” means Frank J. Fertitta III and Lorenzo J. Fertitta.

“Fertitta Entertainment” means Fertitta Entertainment, LLC, a Delaware limited liability company, and its successors.

“Fertitta Family Entity” means, any trust or entity one hundred percent (100%) owned and Controlled by or established for the sole benefit of, or the estate of, any of Frank J. Fertitta III or Lorenzo J. Fertitta or their spouses or lineal descendants (including, without limitation, adopted children and their lineal descendants).

“Fertitta Holder” means (a) Frank J. Fertitta III or Lorenzo J. Fertitta or any of their spouses or lineal descendants (including without limitation, adopted children and their lineal descendants) or (b) a Fertitta Family Entity.

“First Lien Administrative Agent” means the Person from time to time acting in the capacity as “Administrative Agent” (or similar Person) under the First Lien Credit Agreement.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of the date hereof, among Holdings, the Borrower, the lenders from time to time party thereto and the First Lien Administrative Agent, as the same may be amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders, institutional investors or agents), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“First Lien Loan Documents” means the First Lien Credit Agreement and the related guaranties, pledge agreements, security agreements, mortgages, notes and other agreements and instruments entered into in connection with the First Lien Credit Agreement, in each case as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof.

“First Lien Letters of Credit” means the letters of credit from time to time issued and outstanding under the First Lien Credit Agreement.

“First Lien Loans” means the First Lien Revolving Loans and the First Lien Term Loans from time to time outstanding under the First Lien Credit Agreement.

“First Lien Revolving Credit Facility” means the revolving credit commitments from time to time outstanding under the First Lien Credit Agreement.

“First Lien Revolving Loans” means the revolving loans (including any swing line loans) from time to time outstanding under the First Lien Credit Agreement.

“First Lien Term Loans” shall mean the term loans from time to time outstanding under the First Lien Credit Agreement.

“Fixed Charge Coverage Ratio” means, with respect to Holdings and the Subsidiaries on a consolidated basis for any Test Period, the ratio of (a) the remainder of (x) Consolidated EBITDA for such period minus (y) the sum of (without duplication) (i) the amount of all cash payments made by Holdings and the Subsidiaries in respect of income taxes or income tax liabilities during such period (including any payments made pursuant to the Tax Sharing Agreement during such period) and (ii) the aggregate amount of all Capital Expenditures made by Holdings and the Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, asset sale proceeds (other than sales in the ordinary course of business), insurance proceeds or Indebtedness (other than First Lien Revolving Loans)) to (b) Consolidated Fixed Charges for such period.  Notwithstanding anything to the contrary contained above, for purposes of determining the Fixed Charge Coverage Ratio, to the extent the Fixed Charge Coverage Ratio is to be determined for any Test Period which includes any of the fiscal quarters ended December 31, 2010, March 31, 2011 or June 30, 2011, (i) the sum of the amounts in preceding clauses (y)(i) and (ii) for such fiscal quarters shall be (x) in the case of the fiscal quarters ended December 31, 2010 and March 31, 2011, $966,000 and $819,000, respectively, and (y) in the case of the fiscal quarter ending June 30, 2011, the actual amount of such items for such fiscal quarter for GVR, Holdings and the Subsidiaries, and (ii) Consolidated Fixed Charges for such fiscal quarters shall be $6,101,000, $6,101,000 and $6,101,000, respectively.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“Foreign Subsidiary” of any Person means any Subsidiary of such Person that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of Holdings and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Section 2.03(b)(i) and Article 7, including defined terms as used therein, and for all purposes of determining the Total Leverage Ratio and the Fixed Charge Coverage Ratio, are subject (to the extent provided therein) to Section 1.03.

“Gaming” or “gaming” have the meaning ascribed to such term in Nevada Revised Statutes  463.0153.

“Gaming Authority” means any applicable governmental, regulatory or administrative state or local agency, authority, board, bureau, commission, department or instrumentality of any nature whatsoever involved in the supervision or regulation of casinos, gaming and gaming activities conducted by Holdings and the Subsidiaries, including, without limitation, in the State of Nevada, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and any of their respective successors or replacements.

“Gaming Law” means all Laws pursuant to which a Gaming Authority possesses licensing, permit or regulatory authority over casinos, gaming and gaming activities conducted within its jurisdiction, or the ownership of an entity engaged therein.

“Gaming Permits” means, collectively, every license, permit, approval, registration, finding of suitability, waiver, exemption or other authorization required to own, operate and otherwise conduct non-restricted gaming operations granted or issued by any Gaming Authority and any other applicable Governmental Authorities.

“Governmental Approvals” means all permits, licenses, consents, approvals, declarations, concessions, orders, filings, notices, findings of suitability, entitlements, waivers, variances, certificates and other authorizations granted or issued by any Governmental Authority relating to the operations or properties of Holdings and the Subsidiaries (including, without limitation, as required under any Gaming Laws) including, without limitation, those of the City of Henderson, Nevada, Clark County, Nevada, the State of Nevada and the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, all Gaming Authorities.

“GSLP” means Goldman Sachs Lending Partners LLC and any successor thereto by merger, consolidation or otherwise.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and the Subsidiary Guarantors.

“Guaranty” means, collectively, (a) the Guaranty Agreement made by each Subsidiary Guarantor and Holdings in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit E and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Guaranty Supplement” has the meaning provided in the Guaranty.

“GVR” has the meaning specified in the recitals hereto.

“GVR Plan Effective Date” means the “Effective Date” under (and as defined in) the GVR Plan of Reorganization.

“GVR Plan of Reorganization” means the plan of reorganization of GVR as filed with the Bankruptcy Court on April 12, 2011, without regard to any modifications thereto made on or prior to the Closing Date that are adverse to the interests of the Lenders in any material respect, unless approved in writing by the Administrative Agent, as the same may be amended, modified and/or supplemented after the Closing Date in accordance with the terms hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the preamble hereto.

“Hotel/Casino Facilities” means, collectively, the hotel and gaming or casino facilities of any Loan Party, together with all pools, parking lots and other facilities and amenities related and/or ancillary to any of the foregoing.

“Improvements” has the meaning set forth in the Mortgages, collectively.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)      obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)      the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)      net obligations of such Person under any Swap Contract (or, to the extent of any related Swap Contracts entered into with the same counterparty and which provide that amounts due thereunder may be set off among such Swap Contracts, the net obligations of such Person under all such related Swap Contracts);

(d)      all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e)      indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)       all Capitalized Lease Indebtedness;

(g)      all obligations of such Person in respect of Disqualified Equity Interests; and

(h)      all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value as of such date.  The amount of Indebtedness represented by Guarantees shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided, that in no event shall such amount be less than the amount required to be reflected in the consolidated balance sheet of the Person providing such Guarantee in accordance with GAAP (including Financial Standards Board Statement No. 5).  The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property Security Agreements” means the Intellectual Property Security Agreements, substantially in the form of Exhibit H.

“Intercompany Note” means the global intercompany note, substantially in the form of Exhibit I.

“Intercreditor Agreement” means the Intercreditor Agreement executed by the Administrative Agent, the First Lien Administrative Agent, Holdings, the Borrower and the Subsidiary Guarantors, substantially in the form of Exhibit J.

“Interest Payment Date” means (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Eurodollar Loan and the Maturity Date, provided that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending one, two, three or six months after the date of such Borrowing as selected by the Borrower in its Committed Loan Notice; provided that:

(a)      any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)      any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)      no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including by way of merger or consolidation), (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or a substantial part of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (in the case of any non-cash asset invested, taking the Fair Market Value thereof at the time the investment is made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IP License Agreement” means the license agreement made by the Borrower and  American Nevada Company, dated as of March 2, 2011, in respect of the use by the Borrower of the name “Green Valley Ranch.”

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“Jefferies Finance” means Jefferies Finance LLC in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Joint Lead Arrangers” has the meaning specified in the preamble hereto.

“Land” has the meaning set forth in the Mortgages, collectively.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law (including any Gaming Law or Liquor Law).

“Lender” means each Person from time to time party hereto as a Lender, including any Person that becomes party hereto pursuant to an Assignment and Assumption and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the greater of (I) the rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the Eurodollar Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 (or any replacement page) shall at any time no longer exist, “LIBO Rate” means, with respect to each day during each Interest Period pertaining to Eurodollar Loans comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable Eurodollar Loan for such Interest Period to its portion of the amount of such Eurodollar Loan to be outstanding during such Interest Period, and (II) 1.50%.

“License Revocation” means (i) the denial, revocation or suspension of any Material Nevada Governmental Approval of the Manager, Fertitta Entertainment or any Loan Party by any Governmental Authority; or (ii) the filing of a disciplinary complaint by a Governmental Authority seeking the denial, revocation or suspension of any Material Nevada Governmental Approval of the Manager, Fertitta Entertainment or any Loan Party; provided, however, that each of the Manager, Fertitta Entertainment and the applicable Loan Parties shall have the greater of (a) ninety (90) days from the date of filing of such disciplinary complaint, or (b) such time period as may be granted by the applicable Governmental Authority to cure any event or deficiency giving rise to the filing of such disciplinary complaint such that the complaint is dismissed or settled without a denial, revocation or suspension of such Material Nevada Governmental Approval.  Notwithstanding any applicable cure period set forth in clause (ii) above, if a Material Nevada Governmental Approval of the Manager, Fertitta Entertainment or any Loan Party is denied, revoked or suspended by any Governmental Authority, a “License Revocation” shall be deemed to have occurred on the effective date of such denial, revocation or suspension.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, at any date of determination, the sum of Unrestricted cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors on such date plus the Manager Reserves on such date plus the Availability on such date.

“Liquor Authorities” means, in any jurisdiction in which the Borrower or any of the Subsidiaries sells and distributes liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” means the Laws applicable to or involving the sale and distribution of liquor by the Borrower or any of the Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Intercreditor Agreement, (vi) the Intercompany Note, (vii) other than for the purposes of Section 10.01, the Fee Letter and (viii) the Management Fee Subordination Agreement.

“Loan Parties” means, collectively, Holdings, the Borrower and each Subsidiary Guarantor.

“Management Agreement” means that certain Management Agreement, dated as of the date hereof, between the Borrower and the Manager.

“Management Fee Subordination Agreement” means that certain Subordination of Management Agreement, dated as of the date hereof, among the Borrower, the Manager, the Administrative Agent and the First Lien Administrative Agent.

“Manager” means FE GVR Management LLC, a Delaware limited liability company.

“Manager Allocation Agreement” means that certain Manager Allocation Agreement, dated as of the date hereof, between the Borrower and Fertitta Entertainment (with the Manager and certain Subsidiaries of Fertitta Entertainment joining in the execution and delivery thereof).

“Manager Reserves” means, at any date, amounts that have been designated by the Manager on behalf of the Borrower and the Subsidiaries in accordance with the Management Agreement as reserved for use by the Borrower and the Subsidiaries at such times when First Lien Revolving Loans cannot be made, including, without limitation, amounts reserved for Working Capital (as defined in the

Management Agreement) or under the Reserve Fund (as defined in the Management Agreement); provided that such Manager Reserves shall not at any time exceed $3,000,000.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any change, occurrence, event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on (a) the business, property, condition (financial or otherwise), operation or performance of Holdings and the Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and other Secured Parties or (d) the Liens in favor of the Administrative Agent on the Collateral or the priority of such Liens.

“Material Contracts” means, collectively, (i) each of the Management Agreement, the Management Fee Subordination Agreement, the Corporate Cost Allocation Agreement, the Manager Allocation Agreement, the Tax Sharing Agreement and the IP License Agreement, (ii) each agreement of Holdings or any of the Subsidiaries evidencing Indebtedness (other than any intercompany Indebtedness among Holdings and the Subsidiaries) for borrowed money in an amount equal to or greater than the Threshold Amount and (iii) each other contract set forth on Schedule 1.01(b), in each case as in effect on the date hereof or as amended, restated, supplemented or otherwise modified in accordance with the provisions of the Loan Documents.

“Material Nevada Governmental Approval” means any Governmental Approval (including any Nevada Gaming License) issued by any Governmental Authority including any agency(ies) of the City of Henderson, Nevada, Clark County, Nevada; or the State of Nevada, the denial, revocation or suspension of which could reasonably be expected to have a Material Adverse Effect.

“Material Real Property Lease” means (i) any Real Property Lease to a single Tenant covering 10,000 square feet or more of rentable area and (ii) the Material Real Property Leases (including all amendments and supplements thereto) designated as such on Schedule 5.08(f); provided that the Real Property Lease for the Original Pancake House shall not constitute a Material Real Property Lease.

“Maturity Date” means June 17, 2017, or such earlier date that the Loans become due as a result of acceleration or otherwise.

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust, trust deeds, leasehold trust deeds, deeds to secure debt, leasehold deeds to secure debt, hypothecs, debentures or similar security instruments made by one or more of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties substantially in the form of Exhibit G (with such changes as may be customary to account for local Law matters), and any other mortgages and similar security instruments executed and delivered pursuant to Section 6.11 or 6.13.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (g) of the definition of “Collateral and Guarantee Requirement.”

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)      with respect to the Disposition of any asset by Holdings or any Subsidiary or any Casualty Event, the remainder, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings or any Subsidiary) minus (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than (x) Indebtedness secured under the Collateral Documents and (y) Indebtedness secured under the First Lien Loan Documents), (B) the reasonable out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings or such Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings or any Subsidiary after such sale or other Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by Holdings or any Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) of this clause (a) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve; provided that no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $1,500,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a));

(b)      with respect to the incurrence or issuance of any Indebtedness by Holdings or any Subsidiary, the excess, if any, of (i) the sum of the cash received by Holdings or such Subsidiary in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other reasonable out-of-pocket expenses and other customary expenses, incurred by Holdings or such Subsidiary in connection with such incurrence or issuance; and

(c)      with respect to the sale or issuance of any Equity Interests by, or any capital contribution to, any Person (including any Permitted Equity Issuance), an amount equal to the excess, if any, of (i) the sum of the cash received by such Person in connection with such sale, issuance or contribution over (ii) the investment banking fees, underwriting discounts, commissions, costs and other reasonable out-of-pocket expenses and other customary expenses, incurred by such Person in connection with such sale, issuance or contribution.

“Nevada Gaming License” means all licenses, consents, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Nevada Gaming Authority necessary for or relating to the conduct of activities under the Gaming Laws within the State of Nevada.

“New Real Property Lease” has the meaning specified in Section 7.18(a).

“Non-Cash Charges” means (a) non-cash losses on asset sales, disposals or abandonments, (b) any non-cash impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all non-cash losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA or Excess Cash Flow, as applicable, to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Consenting Lenders” has the meaning specified in Section 3.07(c).

“Non-Disturbance Agreement” has the meaning specified in Section 7.18(g).

“Non-Recurring” means any gain, loss or charge as of any date that (i) did not occur in the ordinary course of Holdings’ or the Subsidiaries’ business and (ii) is of a nature and type that has not occurred in the prior two years and is not reasonably expected to recur in the future.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns in substantially the form of Exhibit B, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans held by such Lender.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“NPL” means the National Priorities List under CERCLA.

“NP Opco Credit Agreement” means the Credit Agreement, dated as of June 16, 2011, among NP Opco LLC, the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent.

“NP Opco LLC” means NP Opco LLC, a Nevada limited liability company and a Subsidiary of the Parent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or any Subsidiary arising under any Loan Document or otherwise with respect to any Commitment or Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including any interest, fees and expenses that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding at the rate provided for in the respective Loan Document, regardless of whether such interest, fees and expenses are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of the Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, premium, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or the Subsidiaries under any Loan Document and (b) the obligation of any Loan Party or any of the Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“OFAC” has the meaning specified in Section 5.24(b).

“Offer to Prepay” has the meaning specified in Section 2.03(b)(vi)(B).

“Offer to Prepay Notice” has the meaning specified in Section 2.03(b)(vi)(B).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Credit Agreements” means, collectively, (i) the First Lien Credit Agreement, dated as of February 16, 2007, among GVR, Bank of America, N.A., as the administrative agent and a lender, Bank of America Securities, LLC, as sole lead arranger and sole book manager, and each lender named therein and (ii) the Second Lien Credit Agreement, dated as of February 16, 2007, among GVR, Bank of America, N.A., as the administrative agent and a lender, Bank of America Securities, LLC, as sole lead arranger and joint book manager, Wachovia Capital Markets, LLC, as joint book manager, and each lender named therein.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means, with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of Loans occurring on such date.

“Parent” means Station Casinos LLC, a Nevada limited liability company.

“Participant” has the meaning specified in Section 10.07(e).

“Patriot Act” has the meaning specified in Section 5.24(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute or is deemed under Section 4069 of ERISA to have contributed or to have an obligation to contribute or otherwise to have any liability.

“Permits” means any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any applicable Law (including, without limitation, Gaming Permits and permits required under Liquor Laws).

“Permitted Encumbrances” has the meaning ascribed thereto in the Acquisition Agreement (as in effect on March 9, 2011).

“Permitted Equity Issuance” means (i) an issuance of Qualified Equity Interests by the Borrower to Holdings and (ii) any issuance of Qualified Equity Interest by Holdings to Parent or any Subsidiary of Parent which is the direct parent company of Holdings in either case so long as the cash proceeds received by Holdings are contributed to the Borrower.

“Permitted Lien” means each Lien permitted under Section 7.01.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, replacement, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Default or Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b), (i) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (ii) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (iii) the terms and conditions of any such modified, refinanced, replaced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the interests of the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided that a certificate of a Responsible Officer of Holdings delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness and drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iv) such modification, refinancing, replacement, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party.

“Pledge Agreement” means, collectively, the Pledge Agreement executed by Holdings, the Borrower and the Subsidiary Guarantors, substantially in the form of Exhibit F-2, together with each other Pledge Agreement Supplement executed and delivered pursuant to Section 6.11.

“Pledge Agreement Supplement” has the meaning specified in the Pledge Agreement.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than Consolidated Interest Expense) classified as “pre-opening expenses” on the applicable financial statements of Holdings and the Subsidiaries for that period, prepared in accordance with GAAP consistently applied.

“Prime Lending Rate” means, for any day, the “U.S. Prime Lending Rate” as published in The Wall Street Journal for such day; each change in the Prime Lending Rate shall be effective on the date such change is effective.  The Prime Lending Rate is not necessarily the lowest rate charged by any financial institution to its customers.

“PropCo Credit Agreement” means that certain Credit Agreement, dated as June 16, 2011, among the Parent, the lenders party thereto and Deutsche Bank AG Cayman Islands Branch, as administrative agent.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate outstanding principal amount of the Loans of such Lender at such time and the denominator of which is the aggregate outstanding principal amount of all Loans of all Lenders at such time.

“Projections” has the meaning set forth in Section 6.01(d).

“Purchased Assets” has the meaning ascribed thereto in the Acquisition Agreement.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means (i) in the case of Parent or any direct or indirect parent company of Parent or Holdings, a “Qualified Public Offering” as defined in the Equityholders Agreement, dated as of the date hereof, among Station Holdco LLC and each holder of Equity Interests thereof, VoteCo and each holder of Equity Interests thereof, Parent and its Subsidiaries and the Fertitta Brothers, as in effect on the Closing Date (as if each reference to “Newco” in such definition were a reference to either Parent or any direct or indirect parent of Parent or Holdings) and (ii) in the case of Holdings, a bona fide underwritten primary public offering of common stock of Holdings pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of

Holdings) that is declared effective by the SEC and results in Net Cash Proceeds received by Holdings (which are contributed to the Borrower) of at least $75,000,000.

“Real Property” means all Mortgaged Properties and all other real property (including land, improvements and fixtures) owned or leased from time to time by any of the Borrower or any Subsidiary.

“Real Property Lease” means any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted by the Borrower or any Subsidiary a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of  the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Real Property Lease Modification” has the meaning specified in Section 7.18(a).

“Real Property Leasing Standards” means the standards set forth on Schedule 5.08(f).

“Refinanced Loans” has the meaning specified in Section 10.01.

“Register” has the meaning specified in Section 10.07(d).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Person” means, as to any Person, any of such Person’s employees, directors, officers or shareholders.

“Rents” means all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or a Subsidiary from any and all sources arising from or attributable to a Mortgaged Property, including, but not limited to the Real Property Leases.

“Replacement Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means, with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the Total Outstandings; provided, that in the event the “Required Lenders” determined in accordance with the foregoing constitute less than three Lenders (and three or more Lenders then exist), the “Required Lenders” shall mean such Lenders plus the number of additional Lenders necessary so that the Required Lenders constitute three Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, principal accounting officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of Holdings or any of the Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings or of any such Subsidiary (unless such appearance is related to (x) the Loan Documents or Liens created thereunder or (y) the First Lien Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Administrative Agent for the benefit of the Secured Parties or as permitted by clause (ii) of Section 7.01(a), Section 7.01(q) and clauses (i) and (ii) of Section 7.01(r), (iii) constitute Cage Cash, (iv) constitute Manager Reserves, or (v) are maintained in a cash collateral account pursuant to Section 2.03(b)(ii)(C).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any stockholders, partners or members (or the equivalent Persons thereof) of Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.  For the avoidance of doubt, (i) payments made by Holdings or the Borrower to the Manager pursuant to, and in accordance with, the Management Agreement and (ii) payments made pursuant to, and in accordance with, the Corporate Cost Allocation Agreement, the Manager Allocation Agreement or the Tax Sharing Agreement, in each case, shall not constitute Restricted Payments.

“Rollover Amount” has the meaning set forth in Section 7.16(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Order” means those elements of an order confirming the GVR Plan of Reorganization that complies with the provisions of this Agreement (including Section 4.01(c)) authorizing, among other things, the sale of the Purchased Assets to the Borrower.

“SCI” means Station Casinos, Inc., a Nevada corporation.

“SCI Plan of Reorganization” means the plan of reorganization filed by SCI with the Bankruptcy Court on July 28, 2010 (Docket No. 1863) and confirmed (and modified) pursuant to an order entered on August 27, 2010  (Docket No. 2039).

“SCI Plan of Reorganization Effective Date” means the date on which the SCI Plan of Reorganization shall have become effective in accordance with the terms and conditions of the SCI Plan of Reorganization.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means all Obligations secured under the Collateral Documents.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means, collectively, the Security Agreement executed by Holdings, the Borrower and the Subsidiary Guarantors, substantially in the form of Exhibit F-1, together with each other Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Shareholder Subordinated Notes” has the meaning provided in Section 7.03(h).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not, does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Default” means any Default or Event of Default under Section 8.01(a), (f) or (g).

“Specified Representations” means the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.04, 5.14 and 5.17.

“Station Holdco LLC” means Station Holdco LLC, a Delaware limited liability company and an Affiliate of the Parent.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) applicable on the interest rate determination date (expressed as a decimal) established by the Board and applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (as defined in Regulation D of the Board).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” means each Subsidiary (other than the Borrower) that is party to the Guaranty.

“Substitute Lender” has the meaning specified in Section 10.23(a).

“Supermajority Lenders” means those Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if the reference to “more than 50%” contained therein were changed to “at least 66 2/3%.”

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contract has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined by the Borrower as the mark-to-market value(s) for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Jefferies Finance.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date hereof, entered into by Parent and its Subsidiaries.

“Taxes” has the meaning specified in Section 3.01(a).

“Tenant” means any Person leasing, subleasing or otherwise occupying any portion of any Mortgaged Property, other than Holdings or any Subsidiary and its respective employees and agents.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of Holdings then last ended (but determined as if Holdings and the Subsidiaries were in existence throughout such period prior to the Closing Date).

“Threshold Amount” means $5,500,000.

“Total Leverage Ratio” means, with respect to Holdings and the Subsidiaries on a consolidated basis, for any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means, at any time, the aggregate Outstanding Amount of all Loans at such time.

“Transaction” means, collectively, (i) the Acquisition and the other transactions contemplated by the Acquisition Agreement, (ii) the consummation of the Equity Contribution, (iii) the execution, delivery and performance by each Loan Party of the First Lien Loan Documents to which it is a party, the incurrence of the First Lien Loans on the Closing Date and the use of proceeds thereof, (iv) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, the incurrence of Loans on the Closing Date and the use of proceeds thereof and (v) the payment of all fees and expenses in connection with the foregoing.

“Treasury Rate” means, at any voluntary prepayment date of any Loan, the yield to maturity as of such prepayment date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two (2) Business Days prior to such prepayment date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such prepayment date to the second anniversary of the Closing Date; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such prepayment date to the second anniversary of the Closing Date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year will be used.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unfunded Pension Liability” of any Pension Plan means the amount, if any, of the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year (excluding any accrued but unpaid contributions).

“Unrestricted” means, when referring to cash or Cash Equivalents of Holdings or any of the Subsidiaries, that such cash or Cash Equivalents are not Restricted (it being understood for avoidance of doubt, that (i) Cage Cash and (ii) Manager Reserves shall not be included in any calculation of “Unrestricted cash and Cash Equivalents”).

“Unsuitable Lender” has the meaning specified in Section 10.23(a).

“U.S. Lender” has the meaning set forth in Section 10.15(b).

“VoteCo” means Station Voteco LLC, a Delaware limited liability company and an Affiliate of the Parent.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Period” has the meaning specified in Section 10.23(b).

SECTION 1.02.          Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(A)            The terms “include,” “includes” and “including” are each by way of example and not limitation and shall be deemed to be followed by the phrase “without limitation.”

(B)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(d)           In the computation of periods of time from a specified date to a later specified date, unless otherwise specified herein, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(e)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(f)            The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights.

(g)           The words “to the knowledge of the Borrower” or “to the knowledge of Holdings” mean, when modifying a representation, warranty or other statement, that the fact or situation described therein is known by a Responsible Officer of the Borrower or Holdings, as applicable, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standards of what a reasonable Person in similar circumstances would have done) would have been known by a Responsible Officer of the Borrower or Holdings, as applicable.

SECTION 1.03.          Accounting Terms.  (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, except as otherwise specifically provided herein, all computations of Excess Cash Flow, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 7.11 and 7.16, and the Total Leverage Ratio and the Fixed Charge Coverage Ratio, in each case shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of GVR for the fiscal year of GVR ended on December 31, 2010.

(b) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any of their respective Subsidiaries at “fair value”, as defined therein.

SECTION 1.04.          Rounding.  Any financial ratios required to be maintained by Holdings pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05.          References to Agreements, Laws, etc.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications are permitted by any Loan

Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06.          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to the time of day in New York, New York (daylight savings or standard, as applicable).

SECTION 1.07.          Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

ARTICLE 2

The Commitments and Credit Extensions

SECTION 2.01.          The Loans.  Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make a term loan or term loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans (i) shall be incurred pursuant to a single drawing on the Closing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Commitment of such Lender on the Closing Date.  Once repaid, Loans incurred hereunder may not be reborrowed.  On the Closing Date and after giving effect to the making of the Loans on such date, each Lender’s Commitment shall terminate.

SECTION 2.02.          Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent (i) not later than 12:30 p.m. three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Loans or continuation thereof or any conversion of Base Rate Loans to Eurodollar Loans, and (ii) not later than 12:30 p.m. New York time one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans or conversion of any Eurodollar Loans to Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Loans shall be in a principal amount of at least $5,000,000. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of at least $5,000,000, (if less, the then remaining aggregate outstanding principal amount of Loans).  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Article 4, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the existence of (x) any Event of Default under Section 8.01(f), no Loans may be converted to or continued as Eurodollar Loans and (y) any other Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Loans.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate.  The determination of the Adjusted LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than three (3) Interest Periods in effect.

(f)            The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.          Prepayments.

(a) Optional.  (i)  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (except as provided in Section 2.06(b)(i) or (ii)); provided that (1) such notice must be received by the Administrative Agent not later than 12:30 p.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; and (2) each partial prepayment of Loans pursuant to this Section 2.03(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than $5,000,000, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the

Borrower shall have no force or effect.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the Loans pursuant to this Section 2.03(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(ii)         Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing in full of all of the outstanding Loans, which refinancing shall not be consummated or shall otherwise be delayed.

(b)           Mandatory.  (i)  No later than the earlier of (x) one hundred five (105) days after the end of each fiscal year of Holdings, commencing with the fiscal year ending on December 31, 2011, and (y) the date on which the financial statements with respect to such fiscal year have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall cause outstanding Loans to be prepaid in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for such fiscal year (or, in the case of the fiscal year ending on December 31, 2011, for the period from July 1, 2011 through December 31, 2011) minus (B) the sum of (I) the aggregate amount of voluntary prepayments of Loans made pursuant to Section 2.03(a) during such fiscal year to the extent made with internally generated funds and (II) the aggregate amount of voluntary prepayments of First Lien Loans made pursuant to the First Lien Credit Agreement during such fiscal year to the extent made with internally generated funds (but, in the case of a voluntary prepayment of First Lien Revolving Loans, only to the extent accompanied by a corresponding permanent commitment reduction to the First Lien Revolving Credit Facility); provided, that if on the date of any mandatory prepayment required by this Section 2.03(b)(i) the Borrower maintains Manager Reserves, the amount of any such mandatory prepayment otherwise required by this Section 2.03(b)(i) shall be reduced to the extent necessary such that, after giving effect thereto, the Liquidity as of such date of prepayment shall not be less than Manager Reserves on such date; provided, however, that if any prepayment is not required to be made by operation of the preceding proviso and at any time thereafter the Liquidity shall exceed the amount of the Manager Reserves, the Borrower shall cause outstanding Loans to be prepaid in an amount equal to the lesser of (x) such excess at such time and (y) the remainder of (i) the aggregate amount of mandatory prepayments under this Section 2.03(b)(i) reduced by operation of the preceding proviso less (ii) the aggregate amount of mandatory prepayments made pursuant to this further proviso.

(ii)(A)      If (x) Holdings or any Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition by any Subsidiary Guarantor to a Loan Party), (e), (f), (g), (h) or (i) or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by Holdings or such Subsidiary of Net Cash Proceeds, the Borrower shall cause outstanding Loans to be prepaid  (or, to the extent provided in Section 2.03(b)(vi)(B), offered to be prepaid) on or prior to the date which is three (3) Business Days after the date of the realization or receipt of such Net Cash Proceeds in an amount equal to 100% of all Net Cash Proceeds received; provided that, no such prepayment (or Offer to Prepay) shall be required pursuant to this Section 2.03(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, within two (2) Business Days of such date of realization or receipt, given written notice to the Administrative Agent of its intent to reinvest or use such Net Cash Proceeds in accordance with Section 2.03(b)(ii)(B) or (C), as the case may be

(which notice may only be provided if no Default or Event of Default has occurred and is then continuing).

(B)           With respect to up to $3,000,000 of Net Cash Proceeds in the aggregate during any fiscal year realized or received with respect to Dispositions by Holdings or any of the Subsidiaries (other than any Disposition specifically excluded from the application of Section 2.03(b)(ii)(A)), the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets (other than working capital) useful for its business within twelve (12) months following receipt of such Net Cash Proceeds; provided that (i) so long as a Default or Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Default or Event of Default is continuing) and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election or if any Net Cash Proceeds are not reinvested by the expiration of the relevant time period set forth above, an amount equal to any such Net Cash Proceeds shall be applied to the prepayment of (or shall be subject to an Offer to Prepay) outstanding Loans as set forth in this Section 2.03 within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested or the expiration of such time period.

(C)           With respect to any Net Cash Proceeds realized or received with respect to any Casualty Event, the Borrower may use all or any portion of such Net Cash Proceeds to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within (x) fifteen (15) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to use such Net Cash Proceeds before the expiration of the fifteen (15) month period referred to in preceding clause (x), within ninety (90) days after the end of such fifteen (15) month period; provided that (i) the amount of such Net Cash Proceeds, together with other cash available to the Borrower and permitted to be spent by it on Capital Expenditures during the relevant period pursuant to Section 7.16, equals at least 100% of the estimated cost of replacement or restoration of the properties or assets in respect of which such Net Cash Proceeds were paid as determined by the Borrower and as supported by such estimates or bids from contractors or subcontractors or such other supporting information as the Administrative Agent may reasonably request, (ii) the Borrower has delivered to the Administrative Agent a certificate on or prior to the date of the required prepayment stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within (x) fifteen (15) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds before the expiration of the fifteen (15) month period referred to in the preceding clause (x), within ninety (90) days after the end of such fifteen (15) month period (which certificate shall set forth the estimates of the

Net Cash Proceeds to be so expended) and also certifying the Borrower’s determination as required by preceding clause (i) and certifying the sufficiency of business interruption insurance as required by succeeding clause (iii), (iii) the Borrower has delivered to the Administrative Agent such evidence as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent establishing that the Borrower has sufficient business interruption insurance and that the Borrower will receive payments thereunder in such amounts and at such times as are necessary, together with other funds the Borrower expects to be reasonably available to it, to satisfy all obligations and expenses of the Borrower (including, without limitation, all debt service requirements, including pursuant to this Agreement and the First Lien Credit Agreement), without any delay or extension thereof, for the period from the date of the respective casualty, condemnation or other event giving rise to the Casualty Event and continuing through the completion of the replacement or restoration of respective properties or assets, and (iv) the entire amount of the Net Cash Proceeds of such Casualty Event shall be deposited with the Administrative Agent pursuant to cash collateral arrangements reasonably satisfactory to the Borrower and the Administrative Agent whereupon such Net Cash Proceeds shall be disbursed at the direction of the Borrower from time to time as needed to pay actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be reasonably established by the Administrative Agent), it being understood and agreed that at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such cash collateral account to the repayment of Obligations hereunder; provided, further, that (i) the aggregate amount applied to replace or rebuild assets of the Borrower and the Subsidiaries (other than assets consisting of casino space and assets therein) shall not exceed $37,500,000 with respect to any Casualty Event, (ii) so long as a Default or an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to so use any such Net Cash Proceeds (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Default or Event of Default is continuing) and (iii) if any Net Cash Proceeds are no longer intended to be or cannot be so used at any time after delivery of a notice of election to replace or restore or if any Net Cash Proceeds are not so used by the expiration of the relevant time periods set forth above, an amount equal to any such Net Cash Proceeds shall be applied to the prepayment of outstanding Loans as set forth in this Section 2.03 within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so used or the expiration of such time periods.

(iii)        If Holdings or any Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause outstanding Loans to be prepaid (or, to the extent provided in Section 2.03(b)(vi)(B), offered to be prepaid) in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is two (2) Business Days after the receipt of such Net Cash Proceeds.

(iv)       If Holdings or any Subsidiary receives any cash proceeds from any capital contribution or any sale or issuance of its Equity Interests (including any Permitted Equity Issuance pursuant to Section 8.04, but excluding (A) issuances of Equity Interests to the Borrower or any Subsidiary by any Subsidiary of the Borrower, (B) any capital contribution to any Subsidiary of the Borrower made by the Borrower or any other Subsidiary, and (C) any capital contribution by Parent or any Subsidiary of Parent that is the direct parent company of Holdings to Holdings, or any sale or issuance of Qualified Equity Interests by Holdings to Parent or any Subsidiary of Parent that is the direct parent company of Holdings, the Net Cash Proceeds of which are promptly used (x) by Holdings to make a capital contribution to the Borrower and (y) concurrently thereafter by the Borrower (after delivery of written notice to the Administrative Agent of such intention) to make an Investment pursuant to Section 7.02(m), a prepayment of First Lien Term Loans pursuant to the First Lien Credit Agreement or Capital Expenditure pursuant to Section 7.16(c)), the Borrower shall cause outstanding Loans to be prepaid (or, to the extent provided in Section 2.03(b)(vi)(B), offered to be prepaid) in an amount equal to 50% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(v)        The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment  (or, to the extent provided in Section 2.03(b)(vi)(B), any mandatory Offer to Prepay) required to be made pursuant to Section 2.03(b)(i), (ii), (iii) or (iv) at least two (2) Business Days prior to the date of such prepayment (or offer of prepayment) (or no later than the date of such prepayment (or offer of prepayment) in the case of Section 2.03(b)(iii)).  Each such notice shall specify the date of such prepayment (or offer of prepayment) and provide a reasonably detailed calculation of the amount of such prepayment (or offer of prepayment).  The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s notice and of such Lender’s Pro Rata Share of the prepayment (or offer of prepayment).

(vi)(A) Except to the extent set forth in Section 2.09(b)(vi)(B), each repayment of Loans pursuant to this Section 2.03(b)(A) shall be applied to the outstanding principal amount of the Loans and shall be paid to the Administrative Agent for distribution to the Lenders in accordance with their respective Pro Rata Shares.  Each repayment of a Eurodollar Loan pursuant to this Section 2.03(b)(A) shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(B)  To the extent that any event occurs under Section 2.03(b)(ii)(A), 2.03(b)(ii)(B), 2.03(b)(iii) or 2.03(b)(iv) prior to the second anniversary of the Closing Date that would otherwise require a prepayment of the Loans by the Borrower under any such clause of this Section 2.03(b), the amount of the required respective prepayment instead shall be required to be used by the Borrower to make an offer to prepay the Loans at par in accordance with the following procedures set forth in this Section 2.03(b)(vi)(B) (with any such offer to prepay being herein called an “Offer to Prepay”): (I) the Borrower shall deliver a notice (each, an “Offer to Prepay Notice”) to the Administrative Agent (for distribution to the Lenders) irrevocably and unconditionally offering to prepay Loans pro rata among the Lenders with the respective proceeds of the event giving rise to such Offer to Prepay, which notice shall set forth (i) the date of the proposed consummation of such Offer to

Prepay (which shall be no later than the fifth (5th) Business Day following delivery of the respective Offer to Prepay Notice), (ii) the last Business Day on which such Offer to Prepay may be accepted or declined (which shall in no event be later than the date occurring three (3) Business Days after the date of delivery of such Offer to Prepay Notice) and (iii) the aggregate principal amount of Loans subject to such Offer to Prepay and the aggregate amount thereof allocated to each Lender and (II) unless the Required Lenders shall have otherwise instructed the Administrative Agent on or prior to the last Business Day on which such Offer to Prepay may be accepted or declined, the Borrower shall pay to the Administrative Agent, for the account of those Lenders that have accepted the Borrower’s Offer to Prepay, their respective share of the Offer to Prepay.  Each prepayment of Eurodollar Loans pursuant to this Section 2.03(b)(B) shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(vii)  Notwithstanding anything to the contrary contained in Sections 2.03(b)(i), (ii), (iii) and (iv), so long as any First-Lien Term Loans or First Lien Revolving Loans are outstanding or there are outstanding any commitments to make First-Lien Revolving Loans, then to the extent that any cash proceeds referred to in any such clause of this Section 2.03(b) are applied to repay outstanding First-Lien Term Loans and/or First Lien Revolving Loans (but, in the case of Fist Lien Revolving Loans, only to the extent that there is a corresponding permanent commitment reduction to the First Lien Revolving Credit Facility) (or, in the case of Section 2.03(b)(ii)(C), deposited with the First Lien Administrative Agent to be held as collateral on similar terms to that set forth in such Section 2.03(b)(ii)(C)), the repayments or offers to prepay (or deposits, as the case may be) otherwise required pursuant to such clauses of this Section 2.03(b) shall not be required to the extent the respective cash proceeds are so applied (or so deposited, as the case may be).

(c)           Funding Losses, Etc.  All prepayments under this Section 2.03 shall be made together with, in the case of any such prepayment of a Eurodollar Loan on a date other than the last day of an Interest Period thereof, any amounts owing in respect of such Eurodollar Loan pursuant to Section 3.05.

SECTION 2.04.          Repayment of Loans.  In addition to any other prepayments made pursuant to Section 2.03, the Borrower shall be required to repay to the Administrative Agent on the Maturity Date, for the ratable account of the Lenders, the aggregate principal amount of all of the Loans outstanding on such date.

SECTION 2.05.          Interest.  (a) Subject to the provisions of Section 2.05(b), (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           At any time during the existence and continuance of any Specified Default (or at any time during the existence and continuance of any other Event of Default notified to the Borrower by the Administrative Agent (at the direction of the Required Lenders)), the Borrower shall pay interest on (i) the principal amount of all outstanding Loans not then overdue at a fluctuating interest rate per annum at all times equal to the Default Rate and (ii) any past due amount of principal, interest, fees or other amounts, in each case at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2.0%) and to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)           Until the day that is three (3) Business Days after the Closing Date, each Loan shall be a Base Rate Loan.

(e)           All computations of interest hereunder shall be made in accordance with Section 2.07.

SECTION 2.06.          Fees.

(a)           Fees.  The Borrower shall pay to the Agents and the Joint Lead Arrangers the fees set forth in the Fee Letter and such other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent or Joint Lead Arranger, as applicable).

(b)           Hard Call on Loans.  (i) All voluntary prepayments of principal of Loans pursuant to Section 2.03(a) prior to the second anniversary of the Closing Date will be subject to payment by the Borrower to the Administrative Agent, for the ratable account of each Lender, of a fee in an amount equal to the Applicable Premium on the aggregate principal amount of such voluntary prepayment.  Such fees shall be due and payable by the Borrower upon the date of any such voluntary prepayment.

(ii)           All voluntary prepayments of principal of Loans pursuant to Section 2.03(a) and all mandatory prepayments of principal of Loans pursuant to Sections 2.03(b)(ii)(A), 2.03(b)(ii)(B), 2.03(b)(iii) and 2.03(b)(iv) (other than any such mandatory prepayment made pursuant to an Offer to Prepay prior to the second anniversary of the Closing Date), in each case on or after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, will be subject to payment by the Borrower to the Administrative Agent, for the ratable account of each Lender, of a fee in an amount equal to 1.0% of the aggregate principal amount of such voluntary or mandatory prepayment.  Such fees shall be due and payable by the Borrower upon the date of any such voluntary prepayment or the due date of any such mandatory repayment, as the case may be.

SECTION 2.07.          Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Lending Rate shall be made on the basis of a year of three hundred and sixty-five (365) days and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.08.          Evidence of Indebtedness.  (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.08(a), and by each Lender in its account or accounts pursuant to Sections 2.08(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.09.          Payments Generally.  (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)          if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)         if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to (i) from the date such amount was made available through the first Business Day thereafter, the Federal Funds Rate from time to time in effect and (ii) thereafter, the rate applicable to the applicable Loan made to the Borrower.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill any of its Commitments or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.09(c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s pro rata share of the sum of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.10.          Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other applicable Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon, (y) the provisions of this Section 2.10 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant (other than Holdings, the Borrower or any of its Subsidiaries), and (z) nothing in this Section 2.10 shall be construed to limit the applicability of Section 8.03 in the circumstances where Section 8.03 is applicable in accordance with its terms.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.10 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.10 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE 3
Taxes, Increased Costs Protection and Illegality

SECTION 3.01.          Taxes.  (a) Except as provided in this Section 3.01, any and all payments by the Borrower (the term “Borrower” as used in this Article 3 being deemed to include any other Loan Party making a payment under any Loan Document) to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by its net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto and (ii) any withholding taxes imposed by Sections 1471 through 1474 of the Code other than by reason of a change in law after the date hereof (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If Taxes or Other Taxes are required to be deducted from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or the applicable withholding agent, as the case may be) shall make such deductions, (iii) the Borrower (or the applicable withholding agent, as the case may be) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower (or the applicable withholding agent, as the case may be) shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.  If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.

(b)           In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           (i) The Borrower agrees to indemnify each Agent and each Lender for (A) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender and (B) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor.

(ii)           Each Lender shall severally indemnify the Agents (but only to the extent that the Borrower has not already indemnified such Agent for such amounts) for (A) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) attributable to such Lender paid by such Agent and (B) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent provides such Lender with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  Payment under this Section 3.01(c)(ii) shall be made within thirty (30) days after the date such Agent makes a demand therefor.

(d)           The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) solely as a result of a change in the place of organization of such Lender or Agent or a change in the Lending Office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in Lending Office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e)           Notwithstanding anything else herein to the contrary, if a Lender or an Agent is subject to withholding tax imposed by any jurisdiction in which the Borrower is formed or organized at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, withholding tax imposed by such jurisdiction at such rate shall be considered excluded from Taxes unless and until such Lender or Agent, as the case may be, provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided that, if at the date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f)            If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all out-of-pocket expenses of such Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of such Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority.  Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g)           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

SECTION 3.02.          Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03.                               Inability to Determine Rates.  If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04.                               Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans.  (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes imposed or collected by way of deduction or withholding or Other Taxes (as to which Section 3.01 shall govern), (ii) taxes imposed on or measured by overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes under the Laws of which such Lender is organized or maintains a Lending Office and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)                                 If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)                                  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (except for Statutory Reserves to the extent included in the determination of the Adjusted LIBO Rate), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable ten (10) days from receipt of such notice.

(d)                                 Subject to Section 3.06(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)                                  If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

(f)                                    Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Closing Date in a requirement or interpretation of Law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 3.04).

SECTION 3.05.                               Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but not loss of profit margin) incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense (but not loss of profit margin) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

SECTION 3.06.                               Matters Applicable to All Requests for Compensation.  (a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)                                 With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Loans, or to convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)                                  If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Loan, or to convert Base Rate Loans into Eurodollar Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)                             to the extent that such Lender’s Eurodollar Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(ii)                          all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Loans shall remain as Base Rate Loans.

(d)                                 If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 that gave rise to the conversion of such Lender’s Eurodollar Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07.                               Replacement of Lenders under Certain Circumstances.  (a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Loans as a result of any condition described in Section 3.02 or Section 3.04 or (ii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b)                                 Any Lender being replaced pursuant to Section 3.07(a) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans so assigned shall be paid in full at par (plus, in the case of a Non-Consenting Lender, any amounts that may be payable pursuant to Section 2.06(b)(i) or (ii) as would have been applicable thereto in the case of a voluntary prepayment of such Non-Consenting Lender’s Loan) by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.  If the Lender being replaced does not comply with its obligations in the first sentence of this Section 3.07(b), then the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the assignee Lender shall be effective for purposes of this Section 3.07.

(c)                                  In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders or all Lenders in accordance with the terms of Section 10.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08.                               Survival.  All of the Borrower’s obligations under this Article 3 shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

Conditions Precedent to Loans

SECTION 4.01.                               Conditions of Loans.  The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  The Administrative Agent’s receipt of the following (or, in the case of clause (iii) below, the First Lien Administrative Agent’s receipt of the respective certificates), each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party party thereto, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)                             executed counterparts of this Agreement and the Guaranty;

(ii)                          a Note executed by the Borrower in favor of each Lender party to this Agreement on the Closing Date that has requested a Note at least two (2) Business Days in advance of the Closing Date;

(iii)                       each Collateral Document set forth on Schedule 4.01(a), duly executed by each Loan Party party thereto, together with:

(A)                               certificates, if any, representing the Equity Interests constituting Collateral accompanied by undated stock powers executed in blank and instruments constituting Collateral indorsed in blank (provided that, to the extent required by applicable Law, all certificates representing such Equity Interests shall be held by, or on behalf of, the Administrative Agent in the State of Nevada);

(B)                                 opinions of counsel in jurisdictions in which (x) the Loan Parties are formed with respect to the perfection of the Liens granted pursuant to the Collateral Documents (including the Mortgages), and (y) the Hotel/Casino Facilities are located, with respect to, among other things, the enforceability of and the creation of a valid Lien of record under, and perfection of, the Mortgage and any related fixture filing, and in each case, any related filings, recordations or notices (including fixture filings), all in form and substance reasonably satisfactory to the Administrative Agent;

(C)                                 evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement (including UCC financing statements, other filings, recordations or notices and with respect to the Mortgaged Properties, all the requirements set forth in clause (g) of the Collateral and Guarantee Requirement) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(D)                                evidence that all approvals of the Pledge Agreement required to be obtained from Gaming Authorities under applicable Gaming Laws in order for such agreement to become fully effective shall have been obtained and shall be in full force and effect; and

(E)                                  certified copies of requests for information or copies of Form UCC-1, or equivalent reports as of a recent date, listing all effective financing statements that name Holdings, GVR or any of their respective Subsidiaries as debtor, together with copies of such other financing statements that name Holdings, GVR or any of their respective Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens, (y) to the extent terminated by the Confirmation Order or (z) those in respect of which the Administrative Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iv)                      the Intercreditor Agreement, executed and delivered by the Administrative Agent and the First Lien Administrative Agent and acknowledged and agreed by Holdings, the Borrower and the Subsidiary Guarantors;

(v)                         the First Lien Loan Documents;

(vi)                      such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vii)                   (A) a legal opinion from Milbank, Tweed, Hadley & McCloy LLP, New York counsel to the Loan Parties in customary form and reasonably acceptable to the Administrative Agent and (B) a legal opinion from Brownstein Hyatt Farber Schreck, LLP, Nevada counsel to the Loan Parties, in customary form and reasonably acceptable to the Administrative Agent;

(viii)                a certificate attesting to the Solvency of the Loan Parties (taken as a whole) after giving effect to the Transaction, from the principal accounting officer of Holdings substantially in the form of Exhibit L;

(ix)                        evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as lender loss payee or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named;

(x)                           certified copies of the IP License Agreement, the Management Agreement, the Manager Allocation Agreement and the Management Fee Subordination Agreement, duly executed by the parties thereto, each including a certification by a Responsible Officer of the Borrower that such documents are in full force and effect as of the Closing Date;

(xi)                        a Committed Loan Notice, relating to the Loans on the Closing Date;

(xii)                     a certified copy of the Tax Sharing Agreement duly executed by all parties thereto which is in full force and effect on the Closing Date;

(xiii)                  all information and copies of all documents and papers, including records of each Loan Party proceedings, governmental approvals, good standing certificates and bring-

down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Loan Party or Governmental Authorities;

(xiv)                 certified copies of all agreements entered into by the Parent or any of its Subsidiaries governing the terms and conditions of the Equity Contribution (and all related shareholder and other governance documents) shall be in form and substance reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers; and

(xv)                    certified copies of the Organization Documents of each of the Loan Parties.

(b)                                 (i) the Specified Representations shall be true and correct in all material respects as of the Closing Date and after giving effect to the Transaction (it being understood and agreed that (x) any such Specified Representation that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects, and (y) to the extent that any such Specified Representation specifically refers to an earlier date), it shall be true and correct in all material respects (or all respects, as the case may be) as of such earlier date), (ii) the Acquisition Agreement Representations shall be true and correct as of the Closing Date, (iii) since December 31, 2010, there shall not have occurred any facts, conditions, changes, violations, inaccuracies, circumstances, effects or events constituting, or which would reasonably likely to result in, individually or in the aggregate, a Closing Date Material Adverse Effect, and (iv) the Administrative Agent shall have received a certificate dated the Closing Date and signed by a Responsible Officer of the Borrower certifying that the applicable conditions set forth in this clause (b) and in Sections 4.01(c), (d), (e), (f) and (k) have been satisfied as of the Closing Date.

(c)                                  The SCI Plan of Reorganization Effective Date shall have occurred.

(d)                                 The GVR Plan of Reorganization shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order.  The Confirmation Order shall (i) have been entered and no appeal shall have been taken therefrom, (ii) include a Sale Order and (iii) shall be in form and substance reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers.  The Sale Order shall be in form and substance satisfactory to the Administrative Agent and the Joint Lead Arrangers and, among other provisions that may be required by the Administrative Agent and the Joint Lead Arrangers, shall:

(i)                             approve the Acquisition Agreement and the transactions contemplated thereby in all respects;

(ii)                          find that, as of the Closing Date, the transactions contemplated by the Acquisition Agreement effect a legal, valid, enforceable and effective sale and transfer of the Purchased Assets required to be sold to the Borrower on the Closing Date and shall vest the Borrower with valid title to the Purchased Assets, and valid, record, marketable and insurable title to the Mortgaged Properties free and clear of all Liens except (a) as set forth on Schedule 5.5 to the Acquisition Agreement (as in effect on March 9, 2011), (b) for the Assumed Liabilities (as defined in the Acquisition Agreement as in effect on March 9, 2011) and (c) for Permitted Encumbrances;

(iii)                       find that the total consideration provided by the Borrower for the Purchased Assets is the highest and best offer received by GVR, is a fair and reasonable price for the Purchased Assets, and the purchase price for the Purchased Assets constitutes reasonably equivalent value, fair consideration and fair value under applicable state and federal Law;

(iv)                      find that the transactions contemplated by the Acquisition Agreement are in the best interests of GVR and its estate, are undertaken by the Borrower and GVR at arm’s length and in good faith, such parties are entitled to the protections of Section 363(m) of the Bankruptcy Code, satisfy the provisions of Section 363(f) of the Bankruptcy Code, that the Borrower is not an “insider” of GVR, as that term is defined in Section 101(31) of the Bankruptcy Code, and the Borrower is a good faith purchaser of the Purchased Assets pursuant to Section 363(m) of the Bankruptcy Code;

(v)                         approve any other agreement to the extent provided by the Acquisition Agreement;

(vi)                      find that GVR gave good and sufficient notice of the assumption and assignment of the Assumed Agreements (as defined in the Acquisition Agreement) and all Assumed Agreements shall be assumed by GVR and assigned to the Borrower pursuant to Section 365 of the Bankruptcy Code;

(vii)                   provide that the transactions contemplated by the Acquisition Agreement do not constitute a fraudulent transfer under the Bankruptcy Code or any similar law of the United States, and any state, territory possession thereof, or the District of Columbia, and that the Borrower will not have any successor or transferee liability for liabilities of GVR (whether under federal or state law or otherwise) as a result of the sale of the Purchased Assets;

(viii)                authorize and direct GVR to consummate the transactions contemplated by the Acquisition Agreement;

(ix)                        enjoin any Person from interfering with the Borrower’s use and enjoyment of the Purchased Assets; and

(x)                           provide that any and all valid liens and other interests in the Purchased Assets, other than (I) as set forth in Schedule 5.5 to the Acquisition Agreement (as in effect on March 9, 2011), (II) the Assumed Liabilities and (III) for Permitted Encumbrances, shall attach to the proceeds of the sale of the Purchased Assets to the Borrower.

(e)                          The GVR Plan Effective Date shall have occurred.

(f)                             On the Closing Date, (i) the Equity Contribution from the Parent in the amount equal to the Parent Contribution Amount shall have been received by Holdings and contributed as cash common equity to the Borrower, (ii) the Borrower shall have incurred (or concurrently with the incurrence of the Loans hereunder shall incur) $215,000,000 of First Lien Term Loans under the First Lien Credit Agreement and the First Lien Credit Agreement (including the availability of the $10,000,000 First Lien Revolving Credit Facility thereunder) shall be in full force and effect, and (iii) concurrently with the initial funding of the Loans and First Lien Term Loans, the Acquisition shall have been consummated in accordance with the terms and conditions of the Acquisition Documents.  On the Closing Date, (i) the Administrative Agent shall have received true and correct copies of all Acquisition Documents, and (ii) the terms and conditions of the Acquisition Agreement and the other Acquisition Documents shall be as in effect on (or in the forms finalized as of) March 9, 2011 (except to the extent permitted to be modified as provided in this sub-clause (ii)), and shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and neither the Borrower nor any Affiliate thereof party to the Acquisition Agreement shall have consented to any action which would require the Borrower’s consent or the consent of such Affiliate under the Acquisition Agreement, if such alteration, amendment, change, supplement, waiver or consent is or would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Administrative Agent and the Joint Lead Arrangers (it being understood and agreed that any modifications to any of the following provisions of the Acquisition Agreement shall be deemed to be adverse to the interests of the Lenders in a material respect: (I) the definition of “Material Adverse Effect” contained therein, (II) the effective purchase price or other acquisition consideration to be paid in connection with the Acquisition (to the extent such modification constitutes a reduction in the purchase price or acquisition consideration), and (III) provisions relating to the Administrative Agent’s, any Joint Lead Arranger’s or any Lender’s liability, exclusive jurisdiction, waiver of jury trial, or status as a third party beneficiary under the Acquisition Agreement).

(g)                          The Administrative Agent shall have received all such releases, termination statements and assignments as may have been reasonably requested by the Administrative Agent with respect to the termination and release of the Liens on the Purchased Assets relating to the Original Credit Agreements, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that any such terminations and releases effected pursuant to the Confirmation Order shall be satisfactory evidence of any such terminations and releases).

(h)                          The Borrower agrees to pay to each Lender an upfront commitment fee equal to 2% of its Commitment on the Closing Date, with such payment to be earned by, and payable to, each such Lender on the Closing Date.  On the Closing Date, the Borrower shall have paid to the Administrative Agent, the Joint Lead Arrangers and the Lenders all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent, the Joint Lead Arrangers or the Lenders to the extent then due.

(i)                              The Administrative Agent and the Lenders shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Section 5.05.

(j)                              Concurrently with the consummation of the Acquisition, Holdings and the Subsidiaries shall have outstanding no indebtedness, other liabilities or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the Indebtedness and other obligations under the Loan Documents and the First Lien Loan Documents, (ii) Indebtedness and liabilities permitted to be incurred by GVR under the Acquisition Agreement (as in effect on March 9, 2011) and otherwise assumed by the Borrower as an Assumed Liability under the Acquisition Agreement (as in effect on March 9, 2011) and (iii) such other Indebtedness and liabilities as may be permitted by the Loan Documents (with the terms of all such existing indebtedness to be reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers).

(k)                           All necessary Governmental Approvals (including those of the Bankruptcy Court and applicable Gaming Authorities) and all material third party approvals in each case for the Transaction shall have been obtained and remain in full force and effect.

(l)                              At least ten (10) days prior to the Closing Date, the Administrative Agent shall have received all documentation and other information required under applicable “know your customer” and anti-money laundering statutes, rules and regulations, including, without limitation, the Patriot Act, to the extent requested at least ten (10) days prior to the Closing Date.

(m)                        The Borrower shall have used its commercially reasonable efforts to obtain monitored public ratings for the Loans and monitored public corporate credit and corporate family ratings of the Borrower, in each case from S&P and Moody’s.

(n)                          The Closing Date shall have occurred on or prior to 5:00 p.m. on June 30, 2011.

(o)                          There shall be no legal prohibition to the making of such Credit Extension.

ARTICLE 5

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Agents and the Lenders as of the Closing Date and as of any other date that the representations and warranties hereunder are made or deemed made that:

SECTION 5.01.                               Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of the Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and decrees and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted, except, in each case referred to in preceding clause (c), (d) or (e), to the extent that failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02.                               Authorization; No Contravention.  The execution, delivery and performance by the Borrower and each other Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction on the Closing Date, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Permitted Liens under the Loan Documents and the First Lien Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any Law.

SECTION 5.03.                               Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the consummation of the Transaction on the Closing Date, (b) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document,  (c) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (d) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (e) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and the secured parties under the First Lien Loan Documents, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings, including all required Gaming Permits, which have been duly obtained, taken, given or made and are in full force and effect, (iii) those items set forth on Schedule 5.03, (iv) approval from the applicable Gaming Authorities of the Pledge Agreement which has been duly obtained, taken, given or made and is in full force and effect, (v) approvals, consents, authorizations or Permits required from any Governmental Authority in connection with an exercise of remedies under any of the Collateral Documents with respect to the Disposition of Equity Interests or gaming equipment, and (vi) in the case of the consummation of the Acquisition, those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04.                               Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each such Person that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 5.05.                               Financial Statements; No Material Adverse Effect.  (a)(i)The audited consolidated balance sheets and related statements of income and cash flows of GVR for the three fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 furnished to the Lenders prior to the Closing Date, present fairly in all material respects GVR’s financial position at the date of said financial statements and the results for the respective periods covered thereby, and (ii) the unaudited consolidated balance sheet and related statements of income and cash flows of GVR for the fiscal quarter ended March 31, 2011 furnished to the Lenders prior to the Closing Date, present fairly in all material respects GVR’s financial condition at the date of said financial statements and the results for the period covered thereby.  All such balance sheets and related statements of income and cash flows have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(iii)                       The unaudited pro forma consolidated financial statements of Holdings and the Subsidiaries as of, and for the twelve month period ended, March 31, 2011 (after giving effect to the Transaction and the financing therefor), copies of which have been furnished to the Lenders prior to the Closing Date, have been prepared in good faith, based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of Holdings and the Subsidiaries and their estimated results of operations for the periods covered thereby.

(b)                                 Since December 31, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (but, for this purpose, assuming that Holdings and the Borrower were in existence since December 31, 2010 and have owned and operated the Purchased Assets since such date).

(c)                                  The forecasts of consolidated balance sheets, income statements and cash flow statements of Holdings and the Subsidiaries for each fiscal year ending after the Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Lenders prior to the Closing Date, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(d)                                 As of the Closing Date, neither Holdings nor any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) the Obligations, (iii) the obligations under the First Lien Loan Documents and (iv) liabilities incurred in the ordinary course of business), that, either individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06.                               Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of the Subsidiaries or against any of their properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07.                               No Default.  Neither Holdings nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

SECTION 5.08.                               Ownership of Property; Liens.  (a) Each of Holdings and each of the Subsidiaries has good and marketable title to, or valid leasehold (or subleasehold, as applicable) interests in, all its material properties and assets (including all Real Property, including easements benefitting such Real Property), except for minor defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and subject to Permitted Liens.  Except where the failure, either individually in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each building constructed on a parcel of Real Property is free from structural defects and all building systems contained therein are in good working order and condition, ordinary wear and tear excepted, suitable for the purposes for which they are currently being used.  No portion of the Real Property has suffered any damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition, except where such damage, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each parcel of Real Property and the current use thereof complies with all applicable Laws (including building and zoning ordinances and codes) and with all insurance requirements, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  None of the Real Property constitutes a non-conforming use under applicable zoning ordinances and codes, except where such non-conforming use, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  There are no outstanding options to purchase the Real Property or any portion thereof or real property interest therein.

(b)                                 Except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) none of Holdings or the Subsidiaries, or, to the knowledge of Holdings and the Borrower, any other party thereto, is in material default under any Material Real Property Leases to which it is a party and no event has occurred and no fact exists which could become a default with the giving of notice or the passage of time and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms, (ii) if Holdings or any Subsidiary is a lessee, each of Holdings and the applicable Subsidiary enjoys peaceful and undisturbed possession under all such leases, including ground leases, if any, and (iii) no landlord Lien has been filed, and to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any lease payment under any leases, including ground leases, if any.

(c)                                  As of the Closing Date, no Loan Party has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any Real Property or any sale or Disposition thereof in lieu of condemnation.

(d)                                 No Loan Party, or, to the knowledge of Holdings and the Borrower, any other party thereto, is in default in any material respect under any Material Contract.

(e)                                  Each of Holdings and each Subsidiary has good, marketable and insurable fee simple title to the Land, Improvements thereon and such easements and rights of way benefitting such Land and Improvements, except for minor defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case free and clear of all Liens whatsoever except Permitted Liens.  The Collateral Documents, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed or recorded in connection therewith, will create (i) a valid, perfected first mortgage Lien on each Mortgaged Property subject only to Permitted Liens and (ii) valid, perfected first priority security interests in and to, and perfected collateral assignments of, all personalty or any leases of equipment from third parties, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Liens.  To the knowledge of Holdings and the Borrower, there are no claims for payment for work, labor or materials affecting the Mortgaged Properties or other properties or assets of the Loan Parties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents other than Permitted Liens.

(f)                                    As of the Closing Date, (i) the Mortgaged Properties are not subject to any material leases other than the Real Property Leases set forth on Schedule 5.08(f), (ii) no Person has any possessory interest in any Mortgaged Property or right to occupy the same except under and pursuant to the provisions of such Real Property Leases, (iii) the Material Real Property Leases are in full force and effect and to the best of Holdings’ and the Borrower’s knowledge, there are no material defaults thereunder by either party (other than as expressly disclosed on Schedule 5.08(f)), (iv) no Rent under any Material Real Property Lease has been paid more than one (1) month in advance of its due date, except as disclosed on Schedule 5.08(f), (v) there has been no prior sale, transfer or assignment, hypothecation, pledge or other encumbrance by Holdings or any Subsidiary of any Real Property Lease or of the Rents received therein, which will be outstanding following the Closing Date, other than those assigned to the Administrative Agent on the Closing Date.

SECTION 5.09.                               Environmental Compliance.  (a) Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no claims, actions, suits, or proceedings pending, or to the knowledge of Holdings or the Borrower threatened, alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law.

(b)                                 Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the business and operations of, and the properties owned, leased or operated by, Holdings and the Subsidiaries are in compliance with applicable Environmental Laws, and Holdings and the Subsidiaries have obtained and are in compliance with all Environmental Permits required of them under such Environmental Laws.

(c)                                  Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of the Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of the Subsidiaries or, to Holdings’ and the Borrower’s knowledge, on any property formerly owned or operated by any Loan Party or any of the Subsidiaries; (iii) there is no friable asbestos or friable asbestos-containing material on any property currently owned or operated by any Loan Party or any of the Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of the Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Loan Parties and the Subsidiaries at any other location, in each case in a manner that would reasonably be expected to give rise to a liability under Environmental Laws.

(d)                                 The properties owned, leased or operated by Holdings and the Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(e)                                  Neither Holdings nor any of the Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f)                                    All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of the Subsidiaries have been disposed of in a manner that could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(g)                                 Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and the Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

SECTION 5.10.                               Taxes.  Holdings and the Subsidiaries have filed all Federal and other material tax returns and reports required to be filed by them and all such tax returns are correct and complete in all material respects.  Each of Holdings and the Subsidiaries has timely paid or timely caused to be paid all Federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are not overdue by more than thirty (30) days and (b) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  No Lien has been filed, and to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any Tax.  As of the Closing Date, none of Holdings or any Subsidiary shall be treated as a corporation for United States federal income tax purposes.

SECTION 5.11.                               ERISA Compliance.  (a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in form and operation with its terms and the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax Law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination that could reasonably be expected to materially adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that could reasonably be expected to materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification).

(b)                                 (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan; (ii) no Pension Plan has failed to satisfy the minimum funding standard (as defined in Section 412 of the Code), whether or not waived, has been or is reasonably expected to be determined “at risk” (as defined in Section 430 of the Code or Section 303 of ERISA) or not satisfying minimum funding standards (within the meaning of Section 412 of the Code or 302 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; (iv) no withdrawal liability would be incurred due to the complete withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (v) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of any Loan Party or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan; (vi) there exists no Unfunded Pension Liability with respect to any Pension Plan in the aggregate (taking into account only Pension Plans with positive Unfunded Pension Liability); (vii) each Loan Party and each ERISA Affiliate has made all contributions to or under each Pension Plan and Multiemployer Plan required by Law within the applicable time limits prescribed thereby, the terms of such Pension Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Pension Plan or Multiemployer Plan; and (viii) no Loan Party and no ERISA Affiliate has ceased making contributions to any Pension Plan subject to Section 4064(a) of ERISA to which it made contributions except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.12.                               Capitalization. On the Closing Date, the authorized Equity Interests of Holdings consist of limited liability company membership interests, of which 100% are issued and outstanding on the Closing Date and owned by GVR Holdco 2 LLC, a Nevada limited liability company and an indirect Subsidiary of the Parent.  All outstanding Equity Interests of Holdings have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.  Holdings does not have outstanding any Equity Interests or other securities convertible into or exchangeable for its Equity Interests or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

SECTION 5.13.                               Subsidiaries; Equity Interests.  As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in each Subsidiary of Holdings have been validly issued, and as to any Subsidiaries which are corporations, are fully paid and nonassessable, and all Equity Interests owned by Holdings, the Borrower or any of the Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and the First Lien Loan Documents and (ii) any nonconsensual Permitted Lien.  As of the Closing Date, Schedule 5.13 (a) sets forth the name and jurisdiction of each Subsidiary and (b) sets forth the ownership interest of the Borrower and each other Subsidiary, including the percentage of such ownership.

SECTION 5.14.                               Margin Regulations; Investment Company Act; etc.  (a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying margin stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T.  No Indebtedness being reduced or retired out of the proceeds of any Loans was or will be incurred for the purpose of purchasing or carrying any margin stock.  Following the application of the proceeds of the Loans, margin stock will not constitute more than 25% of the value of the assets of the Borrower and its Subsidiaries.  None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

(b)                                 (i) None of Holdings, the Borrower, any Person Controlling Holdings or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940, and (ii) neither Holdings nor any of the Subsidiaries is subject to any Law which purports to regulate or restrict its ability to borrow money, to enter into the Guaranty or to grant Liens on the Collateral (other than, in the case of the pledge of the Equity Interests in the Borrower, for applicable Gaming Laws, which Gaming Laws have been complied with on or prior to the Closing Date to permit such pledge of the Equity Interests of the Borrower).

SECTION 5.15.                               Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party or any Affiliate of a Loan Party to any Agent, Joint Lead Arranger or any Lender in connection with the Transaction and the other transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.16.                               Intellectual Property; Licenses, etc.  Holdings and the Subsidiaries own or have the right to use all of the trademarks, service marks, trade names, domain names, other source indicators, copyrights, patents, patent rights, licenses, technology, software, trade secrets, know-how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are material for the operation of the businesses of Holdings and the Subsidiaries.  Except as disclosed in Schedule 5.16, no IP Rights, advertising, product, process, method, substance, part or other material used by Holdings or any Subsidiary in the operation of their respective businesses as currently conducted infringes upon, misappropriates or violates any valid intellectual property rights held by any Person except for such infringements, misappropriations or violations, either individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Schedule 5.16, no claim, litigation, opposition or cancellation regarding any of the IP Rights owned or licensed by Holdings or any Subsidiary is pending or, to the knowledge of Holdings and the Borrower, threatened against Holdings or any Subsidiary.

SECTION 5.17.                               Solvency.  On the Closing Date, after giving effect to the Transaction and the Loans to be made on the Closing Date, the Loan Parties (taken as a whole) are Solvent.

SECTION 5.18.                               Maintenance of Insurance.  The Borrower and the other Loan Parties, as applicable, maintain insurance in accordance with the requirements set forth in Section 6.07.  Neither Holdings nor any of the Subsidiaries (a) has received notice from any insurer (or any agent thereof) that substantial capital improvements or other substantial expenditures will have to be made in order to continue such insurance or (b) has any reason to believe that it will not be able to renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a substantially similar cost except in each case as could not, either individually or in the aggregate, have a Material Adverse Effect.  Schedule 5.18 sets forth a true, complete and correct description of all insurance maintained by or on behalf of Holdings and the other Loan Parties as of the Closing Date.

SECTION 5.19.                               Labor Matters.  Except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any of Holdings or the Subsidiaries pending or, to the knowledge of Holdings and the Borrower, threatened; (b) hours worked by and payments made to employees of each of Holdings or the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from Holdings or the Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.  All persons employed at properties of Holdings and the Subsidiaries, in each case at or below the general manager level, are employees of Holdings or any of the Subsidiaries (excluding, for avoidance of doubt, employees of the Parent and its other Subsidiaries subject to the Management Agreement).

SECTION 5.20.                               Collateral.  To the extent required by the Collateral and Guarantee Requirement and Section 4.01(a), the provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable second-priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral, and no filing, recording, registration or other action will be necessary to perfect or protect such Liens, except (a) for the filing of all applicable UCC financing statements and all applicable filings with the United States Patent and Trademark Office and United States Copyright Office to be filed on the Closing Date or immediately thereafter, (b) as provided under applicable Law with respect to the filing of continuation statements for previously filed UCC financing statements, and (c) approval from the applicable Gaming Authorities of the Pledge Agreement, which has been duly obtained, taken, given or made and is in full force and effect.

SECTION 5.21.                               Location of Real Property.  Schedule 5.21 lists completely and correctly, as of the Closing Date, all material owned or leased/subleased Real Property and the addresses thereof, indicating for each parcel whether it is owned or leased/subleased, including in the case of leased/subleased Real Property, the landlord/lessor name, lease/sublease date and lease/sublease expiration date.  Holdings and the Subsidiaries have good, valid and marketable fee simple title in and to, or have valid and enforceable leasehold/subleasehold interests in, as the case may be, all the Real Property set forth on Schedule 5.21.

SECTION 5.22.                               Permits.  (a) Holdings and each Subsidiary has obtained and holds all Permits (including, without limitation, all Gaming Permits) required in respect of all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, such person and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (b) all such Permits are in full force and effect, and each such Person has performed and observed all requirements of such Permits, (c) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (d) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any such Person, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such person, (e) each such Person reasonably believes that each of its Permits will be timely renewed and complied with, without material expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without material expense and (f) no such Person has any knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit, in each case except as which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The use being made of each Mortgaged Property is in conformity with the certificate of occupancy issued for such Mortgaged Property, to the extent applicable (except to the extent any such failure could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).  All Gaming Permits required to be held by Holdings and the Subsidiaries are current and in good standing and Holdings and the relevant Subsidiaries presently hold all Gaming Permits necessary for the continued operation of each Hotel/Casino Facility as a non-restricted gaming facility.

SECTION 5.23.                               Fiscal Year.  The fiscal year of Holdings and each Subsidiary ends on December 31 of each calendar year.

SECTION 5.24.                               Anti-Terrorism Law.  (a) Neither Holdings nor any of the Subsidiaries is in violation of any Laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”), and the USA PATRIOT Improvement and Reauthorization Act, Public Law 109-177 (signed into law March 9, 2009) (as amended from time to time, the “Patriot Act”).

(b)                                 Neither Holdings nor any of the Subsidiaries is any of the following:

(i)                             a person that is listed in the annex to, or it otherwise subject to the provisions of, the Executive Order;

(ii)                          a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                       a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                      a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                         a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  Neither Holdings nor any of the Subsidiaries (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a person described in Section 5.24(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 5.25.                               Use of Proceeds.  All proceeds of the Loans will be used by the Borrower to finance the Acquisition and to pay fees and expenses incurred in connection with the Transaction.

SECTION 5.26.                               Corporate Cost Allocation Agreement.  As of the Closing Date, the allocation of “Overhead Costs” (as defined in the Corporate Cost Allocation Agreement) among the various parties to the Corporate Cost Allocation Agreement is generally consistent with the historical cost allocation practices of SCI.

ARTICLE 6

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.17) cause each Subsidiary to:

SECTION 6.01.                               Financial Statements.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)                                  as soon as available, but in any event within one hundred five (105) days after the end of each fiscal year of Holdings (beginning with the fiscal year ending December 31, 2011), (i) a consolidated balance sheet of Holdings and the Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form (A) the figures for the previous fiscal year and (B) beginning with the fiscal year ending December 31, 2012, comparisons to budget for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, and audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year;

(b)                                 as soon as available, but in any event within forty-five (45) days (or sixty (60) days in the case of the fiscal quarter ending June 30, 2011) after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings (beginning with the fiscal quarter ending June 30, 2011), (i) a consolidated balance sheet of Holdings and the Subsidiaries as at the end of such fiscal quarter, and the related (x) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (y) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form (A) for any fiscal quarter ending after the Closing Date, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and (B) for any fiscal quarter ending on or after March 31, 2012, comparisons to budget for such fiscal quarter and the portion of the fiscal year then ended and for the Test Period ended on the last day of such fiscal quarter, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations and cash flows of Holdings and the Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter;

(c)                                  as soon as available, but in any event within thirty (30) days after the end of each fiscal month of Holdings (beginning with the fiscal month ending July 31, 2011), (i) a consolidated balance sheet of Holdings and the Subsidiaries at the end of such fiscal month and (ii) consolidated statements of income or operations of Holdings and the Subsidiaries for such fiscal month and for the portion of the fiscal year then ended, setting forth in each case in comparative form (A) for any fiscal month ending after the Closing Date, the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year and (B) for any fiscal month ending on or after January 31, 2012, comparisons to budget for such fiscal month and the portion of the fiscal year then ended, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition and results of operations of Holdings and the Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d)                                 as soon as available, and in any event no later than thirty (30) days after the end of each fiscal year of Holdings, a detailed monthly consolidated budget for each of the twelve (12) months of such fiscal year (including a projected consolidated balance sheet of Holdings and the Subsidiaries as of the end of each such month, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall (x) in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect and (y) identify and set forth Holdings’ best estimate, after due consideration, of all revenue, costs, and expenses for Holdings and the Subsidiaries, including, without limitation, amounts due monthly and annually under the Material Contracts to which Holdings and the Subsidiaries are a party and under the Management Agreement for such fiscal year; and

(e)                                  within fifteen (15) days after filing thereof, copies of the reports required under Regulation 6.080 of Nevada Gaming Commission Regulation 6 (Accounting Regulations).

SECTION 6.02.                               Certificates; Other Information.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)                                  No later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent registered public accounting firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.11 or, if knowledge of any such Event of Default was so obtained, relevant information stating the nature and status of such event;

(b)                                 together with the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings and, if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.11, Holdings may deliver, together with such Compliance Certificate, notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.04; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document;

(c)                                  promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)                                 together with the delivery of each Compliance Certificate pursuant to Section 6.02(b) (or, if not received by Holdings or the applicable Subsidiary prior to the date of such delivery, promptly after the furnishing thereof), copies of any material requests or material notices received by Holdings or any Subsidiary (other than in the ordinary course of business) for the fiscal period covered by such Compliance Certificate or material statements or material reports furnished to any holder of debt securities of Holdings or any Subsidiary pursuant to the terms of the First Lien Loan Documents or any other Indebtedness (other than intercompany Indebtedness among Holdings and the Subsidiaries) of Holdings or any Subsidiary for the fiscal period covered by such Compliance Certificate in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e)                                  together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a report setting forth the information required by Section 4.13 of the Security Agreement or confirming that there has been no change in such information since the Closing Date (or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.03(b), and (iii) a list of each Subsidiary as of the date of delivery of such Compliance Certificate;

(f)                                    together with the delivery of the financial statements referred to in Section 6.01(c) (or, if not received by Holdings or the applicable Subsidiary prior to the date of such delivery, promptly after receipt thereof), a copy of (i) each report delivered by the Manager to Holdings and/or the Borrower pursuant to the Management Agreement with respect to the calculation of the Management Fees (as defined in the Management Agreement) for the fiscal period covered by such Compliance Certificate, (ii) a report setting forth the payments and receipts made or received, as applicable, under the Management Agreement by Holdings or any of the Subsidiaries during the applicable period, and (iii) each report and/or statement delivered to Holdings or its applicable Subsidiary pursuant to Section 8.1(a) of the Management Agreement and (iv) each amendment to the Management Agreement or the Tax Sharing Agreement entered into during such fiscal period not previously delivered pursuant to Section 6.03(b);

(g)                                 promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(h)                                 promptly, such additional information regarding the business, legal, financial or corporate affairs of the Parent, any Loan Party or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 6.03.                               Notices.  Promptly after obtaining knowledge thereof, notify the Administrative Agent of:

(a)                                  the occurrence of any Default or Event of Default (such notice to be provided within two (2) Business Days of such knowledge);

(b)                                 any material amendment, waiver or other modification made to, or delivery of any notice of default or termination or assignment of, the Management Agreement, the Management Fee Subordination Agreement, the Corporate Cost Allocation Agreement, the Manager Allocation Agreement, the IP License Agreement or the Tax Sharing Agreement;

(c)                                  except to the extent delivered pursuant to preceding clause (b), any material amendment, waiver or other material modification made to, or delivery of any notice of default or termination of, or the entry into, any Material Contract (together with a copy of any such amendment, waiver, modification or notice);

(d)                                 the entering into by Holdings or any Subsidiary of any management contract (together with a copy of any such management contract) whereby another Person will manage the gaming operations at one or more of the properties owned or leased by Holdings or the Subsidiaries;

(e)                                  any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party with, or liability under, any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event (provided that in the case of ERISA Events under clauses (g), (h) and (i) of the definition thereof, in no event shall notice be given later than ten (10) days after any Loan Party or any ERISA Affiliate knows or has reason to know of such ERISA Event, and in the case of ERISA Events under clause (d) of the definition thereof, in no event shall notice be given later than the occurrence of such ERISA Event);

(f)                                    the occurrence of a Casualty Event or the damage, loss or destruction of a material portion of the Collateral;

(g)                                 (i) with respect to plan years beginning on or after December 31, 2010, any documents or notices described in Section 101(k) of ERISA that any Loan Party or ERISA Affiliate has received with respect to any Multiemployer Plan; (ii) a material increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the Closing Date or from any prior notice given pursuant to this clause (g), as applicable; (iii) a material increase since the Closing Date or from any prior notice given pursuant to this clause (g), as applicable, in potential withdrawal liability under Section 4201 of ERISA, if each Loan Party and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans; (iv) the adoption of, or the commencement of contributions to, any Pension Plan or Multiemployer Plan by any Loan Party or any ERISA Affiliate; or (v) the adoption of any amendment to a Pension Plan which results in a material increase in contribution obligations of any Loan Party or any ERISA Affiliate; and

(h)                                 any written communication received by Holdings, any Subsidiary, the Manager or Fertitta Entertainment from any Gaming Authority advising it of a material violation of or material noncompliance with any Gaming Law by Holdings, any Subsidiary, the Manager or Fertitta Entertainment.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of Holdings (x) that such notice is being delivered pursuant to Section 6.03(a)

through (h) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action Holdings or its applicable Subsidiary has taken and proposes to take with respect thereto.

SECTION 6.04.                               Payment of Obligations; etc.  File all U.S. federal income and other material tax returns required to be filed in any jurisdiction and pay, discharge or otherwise satisfy as the same shall become due and payable, all its material obligations and liabilities in respect of material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property.

SECTION 6.05.                               Preservation of Existence; etc.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), Permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

SECTION 6.06.                               Maintenance of Properties; Employees.  Except if the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.  Holdings and the Borrower shall cause all persons employed at properties of Holdings and the Subsidiaries, in each case at or below the general manager level, to be employees of the Borrower or any of the Subsidiaries (excluding, for avoidance of doubt, employees of Parent and its other Subsidiaries subject to the Management Agreement).

SECTION 6.07.                               Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons and ensure that the Agents and the Lenders are additional insureds and/or loss payees, as applicable, under such insurance, as reasonably requested by the Administrative Agent.

SECTION 6.08.                               Compliance with Laws.  (a) Comply with any requirements of all Laws, and all orders, writs, injunctions and decrees, of any Governmental Authority applicable to it or to its business or property, except if the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) take, or cause to be taken, all action necessary to maintain in full force and effect and in good standing any and all Gaming Permits and approvals or other entitlements allowing for the conduct, either currently or in the future, of nonrestricted gaming activities on any applicable Mortgaged Property (or any portion thereof), in each case, that are material to the operation of such Mortgaged Property, and (c) take, or cause to be taken, all action necessary to maintain in full force and effect and in good standing any and all other Permits (including all Permits under Liquor Laws) material to the operation of each Hotel/Casino Facility.

SECTION 6.09.                               Books, Records and Annual Meeting.  (a) Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings or any Subsidiary.

(b)                                 At a date to be mutually agreed upon between the Administrative Agent and Holdings occurring on or prior to the 120th day after the close of each fiscal year of Holdings, Holdings will, at the request of the Administrative Agent, hold a meeting (which may be held via telephone conference call) with all of the Lenders at which meeting will be reviewed the financial results of Holdings and the Subsidiaries for the previous fiscal year and the Projections presented for the current fiscal year.

SECTION 6.10.                               Inspection Rights.  (a) Subject to applicable Gaming Laws, permit representatives, designees and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at the reasonable expense of Holdings and the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Holdings or the Borrower; provided that, absent the existence of an Event of Default, the Administrative Agent shall not exercise such rights more often than (i) four (4) times during the first year following the Closing Date and (ii) from and after the first anniversary of the Closing Date, two (2) times during each twelve (12) month period commencing on the first anniversary of the Closing Date; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Holdings and the Borrower at any time during normal business hours and upon reasonable advance notice (it being understood and agreed that the Administrative Agent shall give Holdings or the Borrower the opportunity to participate in any discussions with Holdings’ independent public accountants).

(b)                                 Make available, at the request of the Administrative Agent, at reasonable times during normal business hours upon reasonable advance notice, senior executives of Holdings or the Borrower to participate in quarterly conference calls with the Lenders to discuss Holdings’ and the Subsidiaries’ business.

SECTION 6.11.                               Covenant to Guarantee Obligations and Give Security.  (a) At Holdings’ and the Borrower’s expense, promptly take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied.

(b)                                 Without limiting the foregoing provisions of Section 6.11(a), upon the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party:

(i)                             within ten (10) days after such formation or acquisition (or, in the case of clause (iii) below, within ten (10) days after receipt of such approvals, to the extent such approvals are so required) or such longer period as the Administrative Agent may agree in its discretion:

(A)                                          cause each such Subsidiary that is required to grant Liens on its property under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Real Properties owned or leased by such Subsidiary, in detail reasonably satisfactory to the Administrative Agent;

(B)                                            cause (x) each such Subsidiary that is required to grant Liens on its property pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent Mortgages, Security Agreement Supplements, Pledge

Agreement Supplements, Intellectual Property Security Agreements, Control Agreements and a counterpart of the Intercompany Note and the Intercreditor Agreement and to execute, deliver, file and record any such other documents, statements, assignments, instruments, agreements or other papers and take all other actions (with the priority required by the Collateral Documents and subject to the Intercreditor Agreement) necessary in order to create a perfected security interest in and lien on all of its assets that are required to be pledged pursuant to the Collateral and Guarantee Requirement (including, with respect to the Real Properties covered by such Mortgages, the documents listed in, and satisfaction of all the requirements set forth in, Section 6.13(b), with the requirement set forth in Section 6.13(b) to be satisfied within thirty (30) days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its discretion), and with the requirements set forth in Section 6.13(b) to be satisfied as promptly as practicable after the request therefor by the Administrative Agent), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (to the extent applicable due to similar jurisdiction and/or type of property, consistent with the Mortgages, Security Agreement, Pledge Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by, and satisfying all the other requirements set forth in, the Collateral and Guarantee Requirement and (y) each direct or indirect parent of each such Subsidiary to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and Pledge Agreement Supplements and to execute, deliver, file and record any such other documents, statements, assignments, instruments, agreements or other papers and take all other actions (with the priority required by the Collateral Documents and subject to the Intercreditor Agreement) as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (to the extent applicable due to similar jurisdiction and/or type of property, consistent with the Security Agreement and Pledge Agreement in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C)                                     subject to the receipt of any approvals required under applicable Gaming Laws, (x) cause each such Subsidiary to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Administrative Agent (or the First Lien Administrative Agent as provided in the Intercreditor Agreement) and (y) cause each direct or indirect parent of such Subsidiary to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Subsidiary and required to be pledged in accordance with the Collateral Documents indorsed in blank to the Administrative Agent (or the First Lien Administrative Agent as provided in the Intercreditor Agreement);

(D)                                    take and cause such Subsidiary and each direct or indirect parent of such Subsidiary to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and (subject to applicable Gaming Laws) delivery of stock and membership interest certificates and delivery of promissory notes duly endorsed in blank (if any such Investment is by way of stock or membership interest certificates) or in favor of the Administrative Agent (if any such Investment is by way of loan or advance)) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity;

(E)                                      cause each such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent a Guaranty Supplement or a new guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Obligations; and

(F)                                      cause each such Subsidiary to deliver to the Administrative Agent (or, to the extent required by the Intercreditor Agreement, the First Lien Administrative Agent) such documents and certificates as would have been required pursuant to Sections 4.01(a)(iii) and (vi) had such Subsidiary been a Subsidiary on the Closing Date; and

(ii)                          within ten (10) days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters of law set forth in this Section 6.11(b) as the Administrative Agent may reasonably request.

(c)                                  Without limitation of clause (a) of this Section 6.11, concurrently with (x) the acquisition of any material personal property by any Loan Party, (y) the acquisition of any owned Real Property by any Loan Party that is required to be subject to a Lien for the benefit of the Lenders pursuant to the Collateral and Guarantee Requirement or (z) the entering into, or renewal, by any Loan Party of a material ground lease in respect of Real Property that is required to be subject to a Lien for the benefit of the Lenders pursuant to the Collateral and Guarantee Requirement, and such personal property, owned Real Property or lease shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, Holdings or the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b) with respect to Real Property; provided that the Borrower shall not need to take, or cause any Loan Party to take, any such action with respect to owned Real Property with a Fair Market Value of less than $1,000,000, so long as the aggregate Fair Market Value of all Real Properties owned by Holdings and the Subsidiaries not already subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement is less than $5,000,000 (in each case, unless an equivalent action is taken or required to be taken pursuant to the First Lien Loan Documents).

Holdings and the Borrower will make arrangements to ensure that all actions required by this Section 6.11 and all filings and recordations made pursuant to Section 6.13 are taken or made no later than one (1) Business Day after any equivalent actions or filings or recordings are made or taken pursuant to the First Lien Loan Documents.

SECTION 6.12.                               Compliance with Environmental Laws.  (a) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

(b)                                 Upon the occurrence of an Event of Default or of any matter requiring the giving of notice pursuant to Section 6.03(e)(iii) concerning any Mortgaged Property, permit the Administrative Agent and its environmental consultants to perform environmental site assessments of the relevant Mortgaged Properties, at the reasonable expense of Holdings and Borrower, including sampling of environmental media for the purpose of determining the presence of any Hazardous Materials and the costs of remediation thereof.  In the case of an assessment performed as the result of the occurrence of a matter subject to notice under Section 6.03(e)(iii), the scope of the assessment shall be reasonably limited to addressing such matter.

SECTION 6.13.                               Further Assurances and Post-Closing Conditions.  (a) Promptly upon reasonable request by the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)                                 In the case of (x) any Real Property referred to in Section 6.11(b)(i)(B) or (c), provide the Administrative Agent with Mortgages with respect to such owned Real Property within thirty (30) days (or such longer period as the Administrative Agent may agree in it discretion) of the acquisition of, and, if requested by the Administrative Agent, entry into, or renewal of, a ground lease in respect of, such Real Property, and (y) any Real Property referred to in Section 6.11(c), provide the Administrative Agent with Mortgages with respect to such Real Property within thirty (30) days (except as expressly provided in Section 6.11(c) of the formation or acquisition of any new direct or indirect Subsidiary), in each case, together with:

(i)                             evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered along with corresponding UCC fixture filings and all are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii)                          fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Permitted Liens, and providing for such other affirmative insurance (including, without limitation, endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request;

(iii)                       opinions of local counsel in jurisdictions in which (x) such Mortgaged Properties are located, with respect to, among other things, the enforceability of and the creation of a valid Lien of record under, and perfection of, the Mortgages and any related fixture filings, and (y) the applicable Loan Parties entering into the relevant Mortgages are organized, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(iv)                      “Life-of-Loan” flood certificates covering each Mortgaged Property in form and substance reasonably acceptable to the Administrative Agent, certified to the Administrative Agent in its capacity as such and certifying whether or not each such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map;

(v)                         either (A) a letter or other evidence with respect to each Mortgaged Property from the appropriate Governmental Authorities concerning compliance with applicable zoning and building laws, (B) an ALTA 3.1 zoning endorsement for the Mortgage Policies or (C) a zoning report prepared by The Planning Zoning Resource Corporation indicating that such Mortgaged Property is in material compliance with applicable zoning and building laws;

(vi)                      such surveys, abstracts, appraisals, environmental assessments and other documents as the Administrative Agent may reasonably request with respect to such Mortgaged Properties;

(vii)                   such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurance company to issue the Mortgage Policies and endorsements referenced in clause (ii) above with respect to each applicable Real Property;

(viii)                copies of all leases, subleases and sub-subleases in which any of the Subsidiaries holds an interest or other agreements relating to possessory interests, if any, and such other information, documentation, and certifications with respect to such possessory interests as may be reasonably required by the Administrative Agent or necessary in order to create a valid Lien on the property described therein, free of any other Liens except Permitted Liens, including, without limitation, to the extent any of the foregoing affect such Mortgaged Property and to the extent requested by the Administrative Agent, such agreements shall be subordinated to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or, to the extent obtainable using commercially reasonable efforts, pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to the Administrative Agent); and

(ix)                        such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 6.14.                               Cash Management Systems.  Except to the extent otherwise agreed to by the Administrative Agent, maintain a cash management system on a basis consistent with the provisions of Schedule 6.14.

SECTION 6.15.                               Information Regarding Collateral.  Furnish to the Administrative Agent prompt written notice of any change (a) in any Loan Party’s corporate name, (b) in the location of any Loan Party’s chief executive office, its principal place of business, and, upon request of the Administrative Agent, in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (c) in any Loan Party’s identity, jurisdiction of organization or organizational structure or (d) in any Loan Party’s U.S. Federal Taxpayer Identification Number, as applicable, and, in any event, no such change shall be effected or permitted unless all filings have been made (or will be made on a timely basis) under applicable Laws or otherwise and all other actions have been taken (or will be taken on a timely basis) that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral; provided that any such written notice under clause (a) or (c) above shall be given to the Administrative Agent not less than thirty (30) days prior to such change (unless a shorter period of notice is permitted by the Administrative Agent in its discretion); provided that no Loan Party shall change its jurisdiction of organization to a jurisdiction located outside any state of the United States or the District of Columbia.

SECTION 6.16.                               Corporate Separateness.  (a) Satisfy, and cause each of the Subsidiaries to satisfy, customary corporate, limited liability company and other formalities, including, as applicable, the holding of regular board of managers’ or members’ meetings or action by managers or members without a meeting and the maintenance of corporate records.

(b)                                 Ensure that no bank account of Holdings or any Subsidiary shall be held jointly with any other Person.

SECTION 6.17.                               Interest Rate Protection.  Within 90 days after the Closing Date, enter into, and thereafter maintain, Swap Contracts with a counterparty reasonably satisfactory to the Administrative Agent to the extent necessary to provide that at least 50% of the aggregate principal amount of the Loans and the First Lien Term Loans is subject to either a fixed interest rate or interest rate protection for an initial period of not less than two years from the date of the entry into the applicable Swap Contract (and thereafter pursuant to one or more Swap Contracts until the Maturity Date), which Swap Contracts shall have terms and conditions reasonably satisfactory to the Administrative Agent.

SECTION 6.18.                               Management Agreement.

(a)                                  Payment of Sums Due Under Management Agreement.  Pay all management fees and other charges reserved in or payable under the Management Agreement on or prior to the due date thereof except where (i)(A) the validity or amount thereof is being contested in good faith and (B) Holdings has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the payment thereof is prohibited by the Management Fee Subordination Agreement.

(b)                                 Performance of Covenants.  (i) Promptly perform and observe in all material respects all of the terms, covenants and conditions required to be performed and observed by Holdings or any Subsidiary under the Management Agreement, the breach of which would permit any party to the Management Agreement validly to terminate the Management Agreement (including, without limitation, all payment obligations), (ii) do all things commercially reasonable to preserve and to keep unimpaired its rights under the Management Agreement, (iii) not waive, excuse or discharge any of the material obligations of the Manager or any other party to the Management Agreement without the Administrative Agent’s prior written consent in each instance, and (iv) enforce the material obligations of the Manager and the other parties to the Management Agreement.

(c)                                  No Modification or Termination.  (i) Not consent to or acquiesce in any amendment, modification, waiver or change to the Management Agreement in any manner adverse to the interests of the Lenders in any material respect; it being acknowledged and agreed by the parties hereto, that in any event any amendment, waiver or other modification which would have the effect of (A) increasing management fees, required reserves or termination fees, or (B) shortening the term thereof shall be deemed adverse to the interests of the Lenders in a material respect, and (ii) not permit, consent to or acquiesce in any cancellation, termination or surrender of the Management Agreement.

(d)                                 Notices of Default.  Promptly (but in no event later than two (2) Business Days after Holdings’ or any Subsidiary’s receipt thereof) deliver (or cause to be delivered) to the Administrative Agent copies of any written notice of default by any party under the Management Agreement, or of any written notice from the Manager or any other party to the Management Agreement of its intention to terminate the Management Agreement.

(e)                                  Delivery of Information.  Promptly furnish (or cause to be furnished) to the Administrative Agent copies of such information and evidence as the Administrative Agent may reasonably request concerning Holdings’ and the Subsidiaries’ due observance, performance and compliance with the terms, covenants and conditions of the Management Agreement.

(f)                                    Other Management Agreements; Delegation of Manager’s Duties.  Not enter into any management agreements other than the Management Agreement or permit the Manager to assign or sub-contract its duties or responsibilities under the Management Agreement (except as permitted under the Management Agreement as in effect on the Closing Date).

(g)                                 Further Assurances.  At its sole cost and expense, shall execute and deliver to Administrative Agent, within five (5) Business Days after request, such documents, instruments or agreements as may be reasonably required to permit the Administrative Agent to cure any default under the Management Agreement.

(h)                                 Management Agreement Cure By Administrative Agent.  In the event of a default by Holdings or any Subsidiary in the performance of any of its obligations under the Management Agreement beyond any applicable notice and cure periods therein, including, without limitation, any default in the payment of any sums payable thereunder, then, in each and every such case, subject to applicable Gaming Laws, the Administrative Agent may, at its option (and upon notice to the Lenders), cause the default or defaults to be remedied.  Holdings and the Borrower shall, on demand, jointly and severally reimburse the Administrative Agent for all advances made and out-of-pocket expenses incurred by the Administrative Agent in curing any such default (including, without limitation, reasonable attorneys’ fees and disbursements), together with interest thereon computed at the Default Rate from the date that such advance is made to and including the date the same is paid to the Administrative Agent.

(i)                                     Subordination. At all times cause the Management Agreement and all management fees and termination fees payable thereunder (except with respect to reimbursable out-of-pocket expenses and corporate cost allocation) to be subordinated to the Obligations and the Liens held by the Administrative Agent pursuant to the Management Fee Subordination Agreement (or otherwise on terms satisfactory to the Administrative Agent in its sole discretion).

(j)                                      Rights of Administrative Agent. The Administrative Agent shall have the right (but shall have no obligation) at any time that there shall exist and be continuing an Event of Default, to take in the Administrative Agent’s own name or in the name of Holdings or the applicable Subsidiary (but at Holdings’ and the Borrower’s joint and several expense, which shall be reimbursed to the

Administrative Agent upon demand and shall constitute part of the Obligations), such action as Administrative Agent may at any time or from time to time determine to be necessary, subject to applicable Gaming Laws:

(i)          to exercise any of the rights of Holdings or the applicable Subsidiary under the Management Agreement and to request and require the Manager to attorn to Administrative Agent (or its designee);

(ii)         to terminate the Management Agreement in accordance with the Management Agreement and the Management Fee Subordination Agreement;

(iii)        to amend, modify or extend the Management Agreement by agreement with the Manager;

(iv)       to cure any default under the Management Agreement; and

(v)        to protect the rights of the Administrative Agent and the Lenders hereunder and under the Management Agreement;

and the Administrative Agent shall incur no liability as between itself and Holdings or any Subsidiary if any action taken by or on its behalf in good faith pursuant hereto shall prove to be, in whole or in part, inadequate or invalid.  Without limiting any of the rights, powers and privileges granted to the Administrative Agent in the other Loan Documents, Holdings and the Borrower hereby irrevocably make, constitute and empower and authorize the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) and hereby irrevocably appoint the Administrative Agent as Holdings’ and the Borrower’s attorney-in-fact (which irrevocable appointment is coupled with an interest) for the purpose of enforcing Holdings’ or its applicable Subsidiaries’ rights under the Management Agreement and the Administrative Agent’s rights in Section 6.18(h) and (j) upon the occurrence and continuance of an Event of Default.  Holdings and the Borrower shall, within five (5) Business Days after written request is made therefor by the Administrative Agent, execute and deliver to the Administrative Agent or to any party designated by the Administrative Agent, such further instruments, agreements, powers, assignments, conveyances or the like as may be reasonably necessary or desirable to complete or perfect the interest, rights or powers of the Administrative Agent pursuant to this Section 6.18 or as may otherwise be required by the Administrative Agent.

SECTION 6.19.          Ratings.  Use commercially reasonable efforts to obtain and maintain at all times on and after the Closing Date (i) a public corporate family rating of the Borrower and a rating of the Loans, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower and a rating of the Loans, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees, cooperation with information and data requests by Moody’s and S&P in connection with their ratings process and the participation by senior management of the Borrower in a ratings presentation to Moody’s and S&P).

SECTION 6.20.          Equity Contributions.  In the case of Holdings, upon its receipt thereof, contribute to the Borrower as an equity contribution, any cash proceeds received by Holdings from any asset sale, any incurrence of Indebtedness, any Casualty Event, any sale or issuance by Holdings of its Equity Interests, any cash capital contributions or any tax refunds (whether pursuant to the Tax Sharing Agreement or otherwise).  The Borrower will use the proceeds of all equity contributions received by it from Holdings as provided in the relevant clause of Section 2.03(b) to the extent required to be so applied.

ARTICLE 7

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, Holdings and the Borrower shall not, nor shall they permit any of the Subsidiaries to, directly or indirectly:

SECTION 7.01.          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           (i) Liens pursuant to any Loan Document and (ii) Liens on the Collateral only pursuant to the First Lien Loan Documents;

(b)           Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) any such Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof, and (ii) such Liens shall secure only those obligations which they secure on the Closing Date and refinancings, extensions, renewals and replacements thereof permitted hereunder;

(c)           Liens for taxes, assessments or governmental charges which are not yet due or delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)           (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Subsidiary;

(f)            deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money and Capitalized Leases), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)           public and private easements, rights-of-way, restrictions, encroachments, protrusions, franchises, licenses, permits, zoning laws, covenants, conditions, restrictions and other similar non-monetary encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings or any Subsidiary;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h), so long as such Liens are adequately bonded (if required by the applicable court) and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(i)            Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within one hundred eighty (180) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for the property financed by such Indebtedness, accessions thereto and the proceeds and the products thereof, (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (iv) the amount of Indebtedness secured thereby does not exceed the cost of the acquisition, repair, replacement, construction or improvement (as applicable) of such property;

(j)            (i) in the case of the Mortgaged Properties, Real Property Leases permitted under Section 7.18 and (ii) with respect to all other properties and assets of Holdings and the Subsidiaries, leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (x) interfere in any material respect with the business of Holdings or any Subsidiary or (y) secure any Indebtedness;

(k)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m)          Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Disposition would have been permitted on the date of the creation of such Lien;

(n)           any interest or title of a lessor under leases entered into by the Borrower or any of the Subsidiaries (in their capacities as lessee) in the ordinary course of business;

(o)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business permitted by this Agreement;

(p)           Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(q)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r)            Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(s)           Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t)            Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(u)           ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of the Subsidiaries are located; and

(v)           other Liens on assets securing Indebtedness outstanding in an aggregate principal amount not to exceed $2,500,000; provided, however that no Liens on assets constituting Collateral shall be permitted pursuant to this clause (v) to secure Indebtedness for borrowed money or reimbursement obligations under letters of credit of Holdings or any of the Subsidiaries.

SECTION 7.02.          Investments.  Make or hold any Investments, except:

(a)           Investments by Holdings or a Subsidiary in assets that were Cash Equivalents when such Investments were made;

(b)           loans or advances to officers, directors, board managers and employees of Holdings and the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes so long as made in accordance with applicable law and (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity); provided the aggregate principal amount of all loans and advances made in reliance on this clause (b) shall not exceed $750,000 at any time outstanding;

(c)           (i) Investments by Holdings in the Borrower and (ii) subject to Section 7.03(d) (to the extent applicable), Investments by the Borrower or any Subsidiary in any Subsidiary that is a Subsidiary Guarantor (excluding any new Subsidiary which becomes (or would become) a Subsidiary Guarantor concurrently with such Investment) or by a Subsidiary in the Borrower;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)           Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively; provided that for purposes of any Indebtedness incurred by a Subsidiary that is not a

Subsidiary Guarantor in favor of a Loan Party, and any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Guarantor, such Investments shall be permitted pursuant to the other provisions of this Section 7.02 (and not solely pursuant to this clause (e));

(f)            Investments existing on the Closing Date and set forth on Schedule 7.02(f), provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g)           Investments in Swap Contracts permitted under Section 7.03;

(h)           promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i)            Investments in the ordinary course of business consisting of Article 3 of the Uniform Commercial Code endorsements for collection or deposit and Article 4 of the Uniform Commercial Code customary trade arrangements with customers consistent with past practices;

(j)            Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(k)           loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 7.06(e);

(l)            advances of payroll payments to employees of Holdings and the Subsidiaries in the ordinary course of business;

(m)          so long as no Default or Event of Default then exists or would result therefrom, the Borrower and the Subsidiaries may make Investments out of the Net Cash Proceeds of a substantially concurrent Permitted Equity Issuance of Holdings received after the Closing Date that are not otherwise applied (or required to be applied) (x) to prepay the Loans pursuant to Section 2.03(a) or 2.03(b)(iv), (y) to prepay First Lien Loans pursuant to the First Lien Credit Agreement (but, in the case of any such prepayment of First Lien Revolving Loans, only to the extent accompanied by a corresponding permanent commitment reduction in the First Lien Revolving Credit Facility), or (z) to make Capital Expenditures pursuant to Section 7.13(c); and

(n)           so long as no Default or Event of Default then exists or would result therefrom, Investments by the Borrower and the Subsidiaries in an aggregate amount not to exceed $2,500,000 in the aggregate.

SECTION 7.03.          Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of the Loan Parties’ under the Loan Documents;

(b)           Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof;

(c)           Guarantees by the Borrower and the Subsidiary Guarantors in respect of each other’s Indebtedness otherwise permitted hereunder;

(d)           Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any other Subsidiary to the extent constituting an Investment expressly permitted by Section 7.02; provided that (i) all such Indebtedness shall be evidenced by an Intercompany Note and, in the case of an Intercompany Note issued to a Loan Party, pledged to the Administrative Agent for the benefit of the Secured Parties in accordance with the Collateral Documents and Section 6.11, and (ii) all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in the Intercompany Note;

(e)           (i) Capitalized Lease Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within one hundred eighty (180) days after the applicable acquisition, construction, repair, replacement or improvement, and (ii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (i); provided, further, that the aggregate principal amount of all Indebtedness permitted under this Section 7.03(e) (including all Permitted Refinancing Indebtedness described in preceding clause (ii)), shall not exceed $12,500,000 at any time outstanding;

(f)            Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks of the Borrower or the Subsidiaries incurred in the ordinary course of business and not for speculative purposes, including, without limitation, all Swap Contracts required pursuant to Section 6.17;

(g)           Indebtedness representing deferred compensation to employees of Holdings and the Subsidiaries incurred in the ordinary course of business;

(h)           Indebtedness consisting of promissory notes issued by Holdings to current or former officers, directors, managers and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent company thereof) permitted by Section 7.06(e) (such promissory notes, “Shareholder Subordinated Notes”); provided that (i) such Indebtedness shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent (it being understood that, subject to the dollar limitation described below, such subordination provisions shall permit the payment of interest and principal in cash if no Default or Event of Default has occurred and is continuing) and (ii) the aggregate amount of all cash payments (whether principal or interest) made by Holdings in respect of such notes since the Closing Date, when combined with the aggregate amount of Restricted Payments made pursuant to Section 7.06(e) since the Closing Date, shall not exceed $750,000;

(i)            Indebtedness incurred by the Borrower or the Subsidiaries in any Disposition to the extent constituting customary indemnification obligations or customary obligations in respect of purchase price or other similar adjustments;

(j)            Indebtedness consisting of obligations of the Borrower or the Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(k)           Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(l)            Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m)          Indebtedness incurred by the Borrower or any of the Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(n)           obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(o)           Indebtedness of the Borrower, and guarantees thereof by the Guarantors, under the First Lien Loan Documents in an aggregate principal amount not to exceed $250,000,000 (as reduced by (i) the amount of any voluntary or mandatory repayments of principal of First Lien Term Loans thereunder made after the Closing Date and (ii) the amount of any permanent mandatory commitment reductions to the First Lien Revolving Credit Facility made after the Closing Date (excluding, in either case, any such repayments or commitment reductions to the extent made or replaced at the time  of the entering into of a replaced or amended First Lien Credit Agreement));

(p)           so long as no Default or Event of Default then exists or would result therefrom, additional unsecured Indebtedness of the Borrower and the Subsidiaries in an aggregate principal amount not to exceed $6,000,000 at any time outstanding; and

(q)           all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest (other than pay-in-kind interest or other interest capitalized as principal) on obligations described in clauses (a) through (p) above.

SECTION 7.04.          Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)           any Subsidiary may merge with (i) the Borrower, provided that (x) the Borrower shall be the continuing or surviving Person and (y) such merger does not result in the Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary that is a Subsidiary Guarantor is merging with another Subsidiary, a Subsidiary Guarantor shall be the continuing or surviving Person;

(b)           (i) any Subsidiary that is not a Subsidiary Guarantor may merge or consolidate with or into any other Subsidiary that is not a Subsidiary Guarantor (provided that (A) the Borrower shall own, directly or indirectly, Equity Interests representing a percentage of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in such surviving Subsidiary that is equal to or greater than the percentage of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests that were owned immediately prior to such merger or consolidation, directly or indirectly, by the Borrower in such other merged or consolidated Subsidiary, and (B) if any Person other than the Borrower or a Subsidiary

Guarantor receives any consideration in connection with such transaction, such transaction shall comply with the provisions of Section 7.02) and (ii) any Subsidiary may liquidate or dissolve or change its legal form (provided that (A) such transaction shall not reduce the Borrower’s direct or indirect share of the aggregate ordinary voting power and aggregate equity value in such Subsidiary, (B) if such Subsidiary is a Subsidiary Guarantor it shall continue to be a Subsidiary Guarantor, (C) the Borrower or the Subsidiary shall comply with its obligations under Sections 6.11 and 6.13 in connection with such transaction and (D) such transaction shall have been undertaken for a valid purpose (which includes the reduction of taxes for direct or indirect owners of Equity Interests in the Borrower) and shall not be disadvantageous to the Lenders in any manner);

(c)           any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary, provided that (i) if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02;

(d)           the Acquisition shall be permitted in accordance with the terms of the Acquisition Agreement; and

(e)           so long as no Default or Event of Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05;

provided that in the case of clauses (a), (b) and (c) above, (x) the security interest of the Administrative Agent in the property of such person formed by such merger or consolidation (or such Person resulting from such change in corporate form) shall be no less favorable than the security interest of the Administrative Agent in the property of the Borrower or Subsidiary prior to such merger or consolidation (or change in corporate form) and (y) except in the case of clause (a)(i) above, the Guarantee by such Person formed by such merger or consolidation (or such Person resulting from such change in corporate form) of the Obligations shall be no less favorable to the Lenders than the Guarantees of the Obligations of the Subsidiary prior to such merger or consolidation (or change in corporate form), in each case, as reasonably determined by the Administrative Agent.

SECTION 7.05.          Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and Dispositions of furniture, fixtures and equipment no longer used or useful in the ordinary course of business of the Loan Parties;

(b)           Dispositions of inventory (including Cage Cash) and assets of de minimis value, in any case in the ordinary course of business;

(c)           Dispositions of property (other than Real Property)  in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of similar replacement property;

(d)           Dispositions of property by a Subsidiary of the Borrower to the Borrower or to a Subsidiary, provided that (i) if the transferor of such property is a Subsidiary Guarantor the transferee thereof must either be the Borrower or a Subsidiary Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e)           (i) Permitted Liens constituting Dispositions and (ii) Dispositions permitted by (x) Section 7.04 and (y) Section 7.06;

(f)            Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business (and not as part of any financing transaction);

(g)           Dispositions of Cash Equivalents for cash in the ordinary course of business;

(h)           (i) in the case of the Mortgaged Properties, Real Property Leases permitted under Section 7.18 and (ii) with respect to all other properties and assets of the Loan Parties, leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and which do not materially interfere with the business of the Borrower or the Subsidiaries;

(i)            transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j)            Dispositions by the Borrower or the Subsidiaries of property (other than a Hotel/Casino Facility) not otherwise permitted under this Section 7.05, provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default or Event of Default exists), no Default or Event of Default shall exist or would result from such Disposition, (ii) the aggregate Fair Market Value of all property Disposed of in reliance on this clause (j) shall not exceed $4,500,000 in any fiscal year of Holdings, and (iii) with respect to any Disposition pursuant to this clause (j), the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents at the time of the consummation of such Disposition (in each case, free and clear of all Liens at the time received, other than nonconsensual Permitted Liens and Liens permitted by Section, 7.01(a) and 7.01(r) and clauses (i) and (ii) of Section 7.01(s)); and

(k)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

provided that (1) any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(e)(ii)(y) and except for Dispositions from the Borrower or a Subsidiary to a Loan Party), shall be for no less than the Fair Market Value of such property at the time of such Disposition, and (2) in no case shall Holdings or any Subsidiary be permitted to effect a Disposition of any Hotel/Casino Facility or Mortgaged Property or a material portion thereof or the Equity Interests of the Borrower or any Subsidiary Guarantor.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06.          Restricted Payments.  Declare or make or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligations (contingent or otherwise) to do so, except:

(a)           each Subsidiary may make Restricted Payments (i) to the Borrower and to other Subsidiaries and (ii) in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests, provided that no Restricted Payment of the type described in preceding clause (ii) (other than pursuant to required tax distributions) shall be made at any time a Default or an Event of Default has occurred and is continuing;

(b)           the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person, provided that to the extent required pursuant to the Collateral Documents, such Equity Interests shall be pledged to the Administrative Agent and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(c)           to the extent constituting Restricted Payments, the Borrower and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04 or 7.08 other than Sections 7.08(a) and (d);

(d)           so long as no Event of Default under Section 7.11, 8.01(a), 8.01(f) or 8.01(g) then exists or would result therefrom, the Borrower may make Restricted Payments to (i) allow Holdings or any direct or indirect parent of Holdings to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings or any direct or indirect parent of Holdings by any future, present or former employee, manager or director of the Borrower or any of the Subsidiaries (other than the Fertitta Brothers or any of their Related Persons) upon the death, disability or termination of employment of such persons or pursuant to any employee, manager or director equity plan, employee, manager or director stock option plan or any other employee, manager or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager or director of the Borrower or any of the Subsidiaries (other than the Fertitta Brothers or any of their Related Persons) and (ii) allow Holdings to make cash payments in respect of any Shareholder Subordinated Notes pursuant to Section 7.03(h), provided that the aggregate amount of Restricted Payments made pursuant to this clause (d) after the Closing Date, when combined with the aggregate amount of all cash payments (whether principal or interest) made by Holdings in respect of any Shareholders Subordinated Notes pursuant to Section 7.03(h) after the Closing Date, shall not exceed $750,000; and

(e)           the Borrower and the Subsidiaries may make Restricted Payments to Holdings (i) the proceeds of which shall be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its limited liability company existence, (ii) the proceeds of which shall be used by Holdings to pay its audit expenses, and (iii) of up to $150,000 per year, the proceeds of which shall be used by Holdings to pay other corporate overhead expenses.

SECTION 7.07.          Change in Nature of Business.  Engage in any line of business substantially different from those lines of business conducted by the Borrower and the Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

SECTION 7.08.          Transactions with Affiliates.  Enter into any transaction (or series of related transactions) of any kind with any Affiliate of Holdings or any of the Subsidiaries, whether or not in the ordinary course of business, other than (a) transactions among the Borrower and the Subsidiary Guarantors or any entity that becomes a Subsidiary Guarantor as a result of such transaction, (b) on terms substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that with respect to any transaction (or series of related transactions) involving consideration of more than $2,000,000 (i) such transaction shall be approved by the majority of the directors of Holdings and (ii) Holdings or the Borrower shall have received a favorable fairness opinion from a reputable third-party appraiser of recognized standing, (c) the payment of fees and expenses on the Closing Date related to the Transaction, (d) loans and other transactions by Holdings and the Subsidiaries to the extent expressly permitted under this Article 7, (e) employment and severance arrangements between the Borrower and the Subsidiaries and their respective officers and employees in the ordinary course of business, (f) payments by Holdings and the Subsidiaries pursuant to, and in accordance with the terms of, the Tax Sharing Agreement, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, board managers and employees of Holdings and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, (h) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) transactions pursuant to the Management Agreement and, subject to the Management Fee Subordination Agreement in respect of management fees and termination fees, payment of fees and expenses owing thereunder, (j) dividends, redemptions and repurchases permitted under Section 7.06, (k) transactions pursuant to the IP License Agreement, (l) payments by the Borrower to Fertitta Entertainment or the Manager pursuant to, and in accordance with the terms of, the Manager Allocation Agreement and (m) payments by Holdings or its Subsidiaries to the Parent and its Subsidiaries (other than Holdings and its Subsidiaries) pursuant to, and in accordance with the terms of, the Corporate Cost Allocation Agreement.

SECTION 7.09.          Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or any First Lien Loan Document) that limits the ability of (a) any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary or (b) the Borrower or any other Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents, provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not, in the reasonable opinion of the Administrative Agent, expand the scope of such limits in such Contractual Obligation, (ii) arise in connection with any Disposition permitted by Section 7.05, so long as such restrictions relate solely to the assets subject thereto, (iii) subject to Section 6.13, are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (iv) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (v) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions solely relate to the assets subject thereto, (vi) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (vii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (viii) subject to Section 6.13, are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, or (ix) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

SECTION 7.10.          Use of Proceeds.  Use the proceeds of any Loan, whether directly or indirectly, in a manner inconsistent with the uses described in Section 5.25.

SECTION 7.11.          Financial Covenants.

(a)           Total Leverage Ratio.  Permit the Total Leverage Ratio as of the last day of any Test Period to be greater than the ratio set forth below opposite the last day of such Test Period:

Fiscal Year	March 31	June 30	September 30	December 31

2011	N/A	N/A	8.00:1.00	8.50:1.00
2012	9.00:1.00	8.75:1.00	8.50:1.00	8.50:1.00
2013	8.00:1.00	8.00:1.00	7.50:1.00	7.50:1.00
2014	7.00:1.00	7.00:1.00	6.50:1.00	6.50:1.00
2015	6.25:1.00	6.00:1.00	5.75:1.00	5.50:1.00
2016	5.50:1.00	5.50:1.00	5.50:1.00	5.50:1.00
2017	5.50:1.00	N/A	N/A	N/A

(b)           Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio for any Test Period to be less than the ratio set forth below opposite the last day of such Test Period:

Fiscal Year	March 31	June 30	September 30	December 31

2011	N/A	N/A	0.90:1.00	0.90:1.00
2012	0.90:1.00	0.90:1.00	0.90:1.00	0.90:1.00
2013	0.95:1.00	1.00:1.00	1.00:1.00	1.05:1.00
2014	1.05:1.00	1.10:1.00	1.15:1.00	1.20:1.00
2015	1.25:1.00	1.30:1.00	1.30:1.00	1.30:1.00
2016	1.30:1.00	1.30:1.00	1.30:1.00	1.30:1.00
2017	1.30:1.00	N/A	N/A	N/A

SECTION 7.12.          Accounting Changes.  Make any change in its fiscal year or fiscal quarter.

SECTION 7.13.          Prepayments of Shareholder Subordinated Notes; Modifications of Certain Agreements.

(a)           Amend or modify, or permit the amendment or modification of, any provision of the First Lien Credit Agreement to the extent prohibited by the Intercreditor Agreement.

(b)           On and after the execution and delivery thereof, amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any Shareholder Subordinated Note.

(c)           Make (or give any notice in respect of) any principal, interest or other payment on, or any redemption or acquisition for value of, (x) any Shareholder Subordinated Note, except to the extent permitted by Section 7.06(d) or (y) any intercompany Indebtedness among Holdings and the Subsidiaries in violation of the subordination provisions thereof.

(d)           Amend, modify or change in any manner adverse to the interests of the Lenders in any material respect any term or condition of the Acquisition Documents.

(e)           Amend, modify or change any provision of the Tax Sharing Agreement in any manner that is adverse to the interests of Holdings, the Subsidiaries or the Lenders in any material respect or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Required Lenders.

(f)            Without the consent of the Administrative Agent, enter into any contractual arrangement that includes a “key-man” or “change of control” provision (or comparable provision) other than any “change of control” (or similar provision) included in any agreement governing Indebtedness or certificate of designation governing preferred Equity Interests that are, in either case, permitted by this Agreement and held by Persons not constituting Affiliates of any Loan Party or any Subsidiary thereof.

(g)           Without the consent of the Administrative Agent, amend, modify or change in any manner adverse to the interests of Holdings, the Subsidiaries or the Lenders in any material respect any term or condition of the Corporate Cost Allocation Agreement or the Manager Allocation Agreement.

SECTION 7.14.          Equity Interests of the Borrower and the Subsidiaries.  Permit any Subsidiary to be (or become) a non-wholly owned Subsidiary of Holdings, except, in the case of a Subsidiary of the Borrower, as a result of or in connection with a dissolution, merger, consolidation or Disposition of a Subsidiary permitted by Section 7.04 or 7.05 or an Investment in any Person permitted under Section 7.02.

SECTION 7.15.          Special Purpose Vehicle Restrictions.  Permit Holdings to (a) conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents, the Second Lien Loan Documents and the Transaction, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by this Article 7, and (v) any transaction that Holdings is expressly permitted to enter into or consummate under this Article 7 or (b) own, hold or maintain any assets (including Equity Interests in Subsidiaries) other than (i) the Equity Interests of the Borrower and (ii) cash and Cash Equivalents.

SECTION 7.16.          Capital Expenditures.  (a) Make any Capital Expenditure, except for Capital Expenditures not exceeding, in the aggregate for the Borrower and the Subsidiaries in any fiscal year of Holdings (or, in the case of the fiscal year ending December 31, 2011, for the period from the Closing Date through December 31, 2011), the thresholds set forth in the table below opposite such fiscal year:

Fiscal Year	Capital Expenditures Threshold
2011	$9,000,000
2012	$14,000,000
2013	$14,000,000
2014	$14,000,000
2015	$14,000,000
2016	$14,000,000

(b)           Notwithstanding anything to the contrary contained in clause (a) above, to the extent that the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any fiscal year pursuant to Section 7.16(a) is less than the maximum amount of Capital Expenditures permitted by Section 7.16(a) with respect to such fiscal year (before giving effect to any increase in such amount pursuant to this clause (b)), the amount of such difference (the “Rollover Amount”) may be carried forward one time and used to make Capital Expenditures in the next succeeding fiscal year; provided that Capital Expenditures in any fiscal year shall be counted against the base amount set forth in Section 7.16(a) with respect to such fiscal year after being counted against any Rollover Amount available with respect to such fiscal year.

(c) Notwithstanding anything to the contrary contained in clauses (a) and (b) above, the Borrower and the Subsidiaries may make additional Capital Expenditures in an aggregate amount equal to the aggregate amount of the Net Cash Proceeds of Permitted Equity Issuances received after the Closing Date that are not otherwise applied (or required to be applied) (i) to prepay the Loans pursuant to Section 2.03(a) or (b)(iv), (ii) to prepay First Lien Loans pursuant to the First Lien Credit Agreement (but, in the case of any such prepayment of First Lien Revolving Loans, only to the extent accompanied by a corresponding permanent commitment reduction in the First Lien Revolving Credit Facility) or (iii) to make an Investment pursuant to Section 7.02(m).

SECTION 7.17.          Sale-Leaseback Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred except to the extent that (i) the sale of such property is permitted by Section 7.05 and (ii) any Capitalized Leases or Liens arising in connection therewith are permitted by Sections 7.03 and 7.01, respectively.

SECTION 7.18.          Real Property Leases.

(a)           Leasing Conditions.  Except as otherwise provided in this Section 7.18, (i) enter into any new Material Real Property Lease (a “New Real Property Lease”) or (ii) modify any Material Real Property Lease (including, without limitation, accept a surrender of any portion of any Mortgaged Property subject to a Material Real Property Lease (unless otherwise required by law), allow a reduction in the term of any Material Real Property Lease or a reduction in the Rent payable under any Material Real Property Lease, change any renewal provisions of any Material Real Property Lease, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant under a Material Real Property Lease) or terminate any Material Real Property Lease unless the Tenant under such Material Real Property Lease is in default (any such action referred to in clause (ii) being referred to herein as a “Real Property Lease Modification”) without the prior written consent of the Administrative Agent. Any New Real Property Lease or Real Property Lease Modification that requires the Administrative Agent’s consent shall be delivered to the Administrative Agent for approval not less than five (5) Business Days prior to the effective date of such New Real Property Lease or Real Property Lease Modification.  If the Administrative Agent fails to respond to a request for the Administrative Agent’s consent pursuant to this Section 7.18 within five (5) Business Days of the Administrative Agent’s receipt of the Borrower’s request therefor, the Borrower may deliver to the Administrative Agent a second request.  If the Administrative Agent fails to respond to such second request within ten (10) Business Days of its receipt thereof, the Administrative Agent’s consent shall be deemed granted.  Notwithstanding the foregoing, but subject to terms of Sections 7.18(f) and (g), so long as no Default or Event of Default shall have occurred and be continuing, the Borrower or a Subsidiary may enter into a New Real Property Lease or Real Property Lease Modification in accordance with the Real Property Leasing Standards.  All

Real Property Leases not otherwise subject to this paragraph (a) shall be entered into on commercially reasonable, market terms.

(b)           Delivery of New Real Property Lease or Real Property Lease Modification.  Upon the execution of any New Real Property Lease or Real Property Lease Modification, as applicable, by the Borrower or any Subsidiary, the Borrower shall deliver to the Administrative Agent an executed copy of the New Real Property Lease or Real Property Lease Modification.

(c)           Real Property Lease Amendments.  The Borrower agrees that neither it nor any Subsidiary shall have the right or power, as against the Administrative Agent and the Lenders without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed as provided herein), to cancel, abridge, amend or otherwise modify any Real Property Lease unless such modification complies with this Section 7.18.

(d)           No Default Under Real Property Leases.  The Borrower shall or shall cause the applicable Subsidiary to (i) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by the Borrower or such Subsidiary under the Real Property Leases, if the failure to perform or observe the same, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) exercise, within ten (10) Business Days after a written request by the Administrative Agent, any right to request from the Tenant under any Material Real Property Lease a certificate with respect to the status thereof and (iii) not collect any of the Rents under any Real Property Lease, more than one (1) month in advance (except that the Borrower may collect such security deposits and last month’s Rents as are permitted by Law and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Real Property Lease).

(e)           Subordination.  All Real Property Lease Modifications and New Real Property Leases entered into by the Borrower or any Subsidiary after the Closing Date shall by their express terms be subject and subordinate to this Agreement and the Mortgages (through a subordination provision contained in such Real Property Lease or otherwise).

(f)            Attornment.  Each New Real Property Lease entered into from and after the Closing Date shall provide that in the event of the enforcement by the Administrative Agent of any remedy under this Agreement or the Mortgages, the Tenant under such Real Property Lease shall, at the option of the Administrative Agent or of any other Person succeeding to the interest of the Administrative Agent as a result of such enforcement, attorn to the Administrative Agent or to such Person and shall recognize the Administrative Agent or such successor in the interest as lessor/sublessor under such New Real Property Lease without change in the provisions thereof; provided, however, the Administrative Agent or such successor in interest shall not be liable for or bound by (i) any payment of an installment of rent or additional rent made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by the Borrower or any Subsidiary under any such New Real Property Lease (but the Administrative Agent, or such successor, shall be subject to the continuing obligations of the landlord to the extent arising from and after such succession to the extent of the Administrative Agent’s, or such successor’s, interest in the applicable Mortgaged Property), (iii) any credits, claims, setoffs or defenses which any Tenant may have against the Borrower or any Subsidiary, (iv) any obligation on the part of the Borrower or any Subsidiary, pursuant to such New Real Property Lease, to perform any tenant improvement work, or (v) any obligation on the part of the Borrower or any Subsidiary, pursuant to such New Real Property Lease, to pay any sum of money to any Tenant.  Each such New Real Property Lease shall also provide that, upon the reasonable request by the Administrative Agent or such successor in interest, the Tenant shall execute and deliver an instrument or instruments confirming such attornment.

(g)           Non-Disturbance Agreements.  The Administrative Agent shall enter into, and, if required by applicable law to provide constructive notice or requested by a Tenant, record in the county where the subject Real Property is located, a subordination, attornment and non-disturbance agreement, substantially in form and substance substantially similar to the form attached hereto as Exhibit K, subject to such modifications reasonably requested by a Tenant (a “Non-Disturbance Agreement”), with any Tenant (other than an Affiliate of the Borrower) entering into a New Real Property Lease or Real Property Lease Modification, within twenty (20) Business Days after written request therefor by the Borrower; provided that such request is accompanied by certificate of a Responsible Officer of the Borrower stating that such New Real Property Lease or Real Property Lease Modification (as applicable) complies in all material respects with this Section 7.18 and payment of all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements.

SECTION 7.19.          Anti-Terrorism Law; Anti-Money Laundering.  (a)(i) Knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 5.24(b), (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that violates, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Holdings or the Borrower shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming Holdings’ and the Subsidiaries’ compliance with this Section 7.19).

(b)           Cause or permit any of the funds of Holdings or any of the Subsidiaries that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any applicable law.

SECTION 7.20.          Embargoed Person.  Cause or permit (a) any of the funds or properties of Holdings or any of the Subsidiaries that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or any applicable Law promulgated thereunder, with the result that the investment in Holdings or any of the Subsidiaries (whether directly or indirectly) is prohibited by any applicable Law, or the Loans made by the Lenders would be in violation of any applicable Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, in Holdings or any of the Subsidiaries, with the result that the investment in Holdings or any of the Subsidiaries (whether directly or indirectly) is prohibited by any applicable Law or the Loans are in violation of any applicable Law.

SECTION 7.21.          Limitations on Layering, etc.  (a) Incur or permit to incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or contractually junior in right of payment to any Indebtedness of the Borrower or any Guarantor unless such Indebtedness is contractually subordinated and/or junior in right of payment to the Loans and the other Obligations under the Loan Documents, or such Guarantor’s guaranty thereof (as applicable), at least to the same extent as contractually subordinated or junior in right of payment to such other Indebtedness.

(b) Create, incur, assume or suffer to exist, or permit any Guarantor to create, incur, assume or suffer to exist, any Lien that secures obligations under any Indebtedness on any asset or property of the Borrower or any Guarantor (other than obligations secured under the First Lien Loan Documents or as otherwise permitted by the Intercreditor Agreement) on a basis that is senior to the Liens securing the Obligations under this Agreement unless such Liens are permitted under Section 7.01 and are also senior to the Liens securing the obligations under the First Lien Loan Documents.

ARTICLE 8

Events of Default and Remedies

SECTION 8.01.          Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants.  The Borrower or any other Loan Party (i) fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.11(b) or (c) or 6.18(c), (f) or (i), 6.20 or Article 7, provided that any Event of Default under Section 7.11 is subject to cure as contemplated by Section 8.04, (ii) fails to perform or observe any covenant or agreement contained in Section 6.01 or 6.02(a), (b), (e) or (f) on its part to be performed or observed and such failure continues for five (5) Business Days after the earlier of knowledge thereof by the applicable Loan Party and notice thereof by the Administrative Agent or the Required Lenders to Holdings or the Borrower, or (iii) fails to perform or observe any covenant or agreement contained in Section 6.10 (so long as no other Default has occurred and is continuing) on its part to be performed or observed and such failure continues for ten (10) Business Days after the earlier of knowledge thereof by the applicable Loan Party and notice thereof by the Administrative Agent or the Required Lenders to Holdings or the Borrower; or

(c)           Other Defaults.  The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of knowledge thereof by the applicable Loan Party and notice thereof by the Administrative Agent or the Required Lenders to Holdings or the Borrower; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document or certificate required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, in any respect) when made or deemed made or furnished; or

(e)           Cross-Default.  Any Loan Party or any Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and any intercompany Indebtedness among the Loan Parties) having an aggregate principal exceeding the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that with respect to any failure or breach or default under the First Lien Credit Agreement (other than a payment “event of default” under, or an acceleration of the Indebtedness under, the First Lien Credit Agreement), such event shall only constitute an Event of Default under this Agreement if such event occurs and is not cured or waived within ninety (90) days after the occurrence of such event; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any of the Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or makes a general assignment for the benefit of its creditors, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan; (ii) there is or arises any Unfunded Pension Liability; or (iii) there is or arises any potential withdrawal liability, or any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability, under Section 4201 of ERISA under a Multiemployer Plan, and the occurrence of the events and liabilities described in the foregoing clauses of this Section 801(i), either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document (other than an immaterial provision), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under

Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Collateral Documents.  (i) Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms thereof, including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents, on and security interest in any portion of the Collateral having a Fair Market Value in excess of $1,250,000 purported to be covered thereby, subject to Permitted Liens, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements (so long as such failure does not result from the breach or non-compliance by a Loan Party with the terms of any Loan Document), or (ii) any of the Equity Interests of the Borrower or any Subsidiary ceasing to be pledged pursuant to the applicable Collateral Documents free of Liens other than Liens created by the Collateral Documents or any nonconsensual Permitted Liens arising solely by operation of Law; or

(m)          Loss or Revocation of Casino License.  The occurrence of a License Revocation (after giving effect to any applicable cure period expressly set forth in the definition thereof) that continues for more than five (5) Business Days during which time enforcement is not stayed by appeal or similar proceeding with the applicable Gaming Authority; or

(n)           Cessation of Operations.  The Borrower or any Subsidiary ceases to operate a casino (and, as applicable, hotel) at any Hotel/Casino Facility or ceases to conduct significant gaming and hotel activities thereon for any reason whatsoever (other than temporary cessation in connection with alterations permitted hereunder or restoration following a Casualty Event); or

(o)           Amendment or Termination of Management Agreement, etc.  (i) The Management Agreement, the Management Fee Subordination Agreement, the Manager Allocation Agreement or the Corporate Cost Allocation Agreement shall, in whole or in part, be amended, supplemented or modified (other than as permitted by Section 6.18 or 7.13(i), as the case may be), terminated (other than upon the expiration of the term thereof), cease to be effective or cease to be the legally valid, binding and enforceable obligation in any material respect of any party thereto or (ii) Holdings or any of the Subsidiaries shall breach any material provision of, or default in the performance of its payment or other material obligations under, the Management Agreement, the Corporate Cost Allocation Agreement, the Manager Allocation Agreement or the Management Fee Subordination Agreement;

(p)           Intercreditor Agreement.  The Intercreditor Agreement or any provision thereof shall cease to be in full force or effect (except in accordance with its terms), any party thereto (other than the Administrative Agent or any Lender) shall deny or disaffirm its respective obligations thereunder or any party thereto (other than the Administrative Agent or any Lender) shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the terms thereof;

(q)           Tax Sharing Agreements.  (i) Holdings or any of the Subsidiaries shall breach any material provision of, or default in the performance of its material obligations under, the Tax Sharing Agreement or make any payment to the Parent or any of its Subsidiaries (other than Holdings and its Subsidiaries) in respect of taxes attributable to the operations of Holdings and its Subsidiaries or (ii) the Parent or any of its Subsidiaries (other than Holdings and its Subsidiaries) shall fail to make any material payment to Holdings or any of its Subsidiaries in breach of any material provision of the Tax Sharing Agreement, in each case other than in accordance with the terms of the respective agreement, including any applicable grace periods with respect thereto; or

(r)            IP License Agreement.  The IP License Agreement or any provision thereof shall cease to be in full force or effect (except in accordance with its terms), any party thereto shall deny or disaffirm its respective obligations thereunder or any party thereto shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the terms thereof.

SECTION 8.02.          Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           exercise the right of the Administrative Agent under the Control Agreements to transfer funds maintained in the deposit accounts and securities accounts of the Loan Parties to such account as the Administrative Agent shall determine; and

(d)           exercise on behalf of itself and the Lenders all other rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of any event described in Section 8.01(f) or actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

SECTION 8.03.          Application of Funds.  (a) After the exercise of remedies (including rights of setoff) provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations (whether as a result of a payment under a Guaranty, any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise) shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article 3 and Sections 6.18(h) and (j)) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the applicable Secured Parties (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the Lenders on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(b) If any Secured Party collects or receives any amounts received on account of the Obligations to which it is not entitled under Section 8.03(a) hereof, such Secured Party shall hold the same in trust for the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the account of the Secured Parties, to be applied in accordance with Section 8.03(a) hereof.

SECTION 8.04.          Holdings’ Right to Cure.  Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default under any covenant set forth in Section 7.11 and until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter of Holdings hereunder, Holdings and the Borrower may engage in a Permitted Equity Issuance and Holdings may apply the amount of the Net Cash Proceeds thereof to increase Consolidated EBITDA with respect to such applicable fiscal quarter (such fiscal quarter, a “Default Quarter”); provided that such Net Cash Proceeds (i) are actually received by the Borrower (including through capital contribution of such Net Cash Proceeds by Holdings to the Borrower) no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such Default Quarter hereunder, (ii) are applied to prepay the Loans in accordance with Section 2.03(b)(iv), and (iii) do not exceed the aggregate amount necessary to cause Holdings to be in compliance with Section 7.11 for the applicable period (but, for such purpose, not taking into account any repayment of Indebtedness in connection therewith required pursuant to Section 2.03(b)(iv)); provided, further, that the Borrower shall not be permitted to engage in any more than (A) one (1) Permitted Equity Issuance pursuant to this Section 8.04 in any period of four consecutive fiscal quarters or (B) three (3) Permitted Equity Issuances pursuant to this Section 8.04 during the term of this Agreement.  The parties hereby acknowledge that this Section 8.04 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to Consolidated EBITDA other than for purposes of compliance with Section 7.11 on the last day of a given Test Period.  Notwithstanding anything to the contrary set forth herein, no Permitted Equity Issuance shall be effective to cure the applicable Event of Default hereunder unless such Permitted Equity Issuance is also effective to cure, and in fact cures, the comparable “Event of Default” (as defined in the First Lien Credit Agreement), if any, then existing under the First Lien Credit Agreement.

ARTICLE 9

Administrative Agent and Other Agents

SECTION 9.01.          Appointment and Authorization of Agents.  (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacity as a Lender) hereby irrevocably appoints and authorizes the Administrative Agent (A) to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto and (B) without limiting the generality of the appointment and authorization of the foregoing clause (A), to enter into the Collateral Documents and the Intercreditor Agreement.  In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 9.02.          Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowings, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in such selection (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 9.03.          Liability of Agents.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04.          Reliance by Agents.  (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

SECTION 9.05.          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06.          Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related

Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07.          Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent, the Supplemental Administrative Agents (if any) and each Joint Lead Arranger and, in each such case, their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each such Person from and against any and all Indemnified Liabilities incurred by it in exercising the powers, rights and remedies of the Administrative Agent or the Supplemental Administrative Agents (if any) or performing duties of the Administrative Agent or the Supplemental Administrative Agents (if any) hereunder or under the other Loan Documents or otherwise in its capacity of the Administrative Agent or the Supplemental Administrative Agents (if any) or, in the case of the Administrative Agent and the Joint Lead Arrangers, their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and the Joint Lead Arrangers, any and all Indemnified Liabilities incurred by it in making any determinations of the Administrative Agent and the Joint Lead Arrangers as described above; provided that no Lender shall be liable for the payment to any such Person of any portion of such Indemnified Liabilities resulting from such Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section 9.07 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08.          Agents in their Individual Capacities.  The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as if they were not performing the duties of the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, the Administrative Agent or its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender”, “Lenders”, “Required Lenders” and “Supermajority Lenders” include the Administrative Agent or its Affiliates in its individual capacity.

SECTION 9.09.          Successor Agents.  The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of a Default or an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.10.          Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11.          Collateral and Guaranty Matters.  The Lenders irrevocably agree:

(a)           that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder and under each other Loan Document to any Person other than Holdings or any of the Subsidiaries, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)           to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien on such property that is permitted by Section 7.01(i); and

(c)           that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty and the Liens of the Collateral Documents shall be automatically released if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; provided that no such release shall occur if (after giving effect to such release) such Subsidiary Guarantor is a guarantor of any Indebtedness of Holdings or any Subsidiary.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided, however, that (1) the Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Guarantor without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly so released) and the Administrative Agent’s Liens shall automatically attach to the proceeds from any such sale, license, lease, or other dispositions of any such Collateral; and (3) the Administrative Agent may request, and may rely conclusively on without further inquiry, a certificate from the Borrower or any other Loan Party certifying as to the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty, in each case, pursuant to this Section 9.11.

SECTION 9.12.          Other Agents; Joint Lead Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint book runner”, “joint lead arranger”, “syndication agent” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such but only in their respective capacity as a Lender (other than the rights to indemnification set forth in Sections 9.07, 10.04 and 10.05).  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13.          Appointment of Supplemental Administrative Agents.  (a)  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)           In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Section 10.04 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)           Should any instrument in writing from the Borrower, or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE 10

Miscellaneous

SECTION 10.01.        Amendments, etc.  Except as otherwise set forth in this Agreement, no amendment, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Holdings or any Subsidiary therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver, amendment, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, modification, supplement, waiver or consent shall:

(a)           extend or increase any Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any Default or Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);

(b)           postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.04 or 2.05 or any fees without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of any Loans pursuant to Section 2.03(b) shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clauses (i) and (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)           change any provision of this Section 10.01, the definition of “Required Lenders,” or “Pro Rata Share” or Section 2.10 or 8.03 or the proviso appearing in Section 8.02, in any such case without the written consent of all Lenders directly affected thereby; provided, however, that the definition of “Pro Rata Share” and Section 2.10 may be amended by the Required Lenders to permit the prepayment of Loans by the Borrower at a discount to par on terms and conditions approved by the Required Lenders, so long as any such prepayment is offered on a ratable basis to all Lenders of the applicable Class (and made ratably to all accepting Lenders of the applicable Class);

(e)           other than in a transaction permitted under Sections 7.04 or 7.05, release all or a substantial portion of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)            other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or a substantial portion of the aggregate value of the Guarantees under the Guaranty, without the written consent of each Lender; or

(g)           amend or modify any provision of the Intercreditor Agreement or change any provision in the definition of “Supermajority Lenders” without the written consent of the Supermajority Lenders;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document.  Any such waiver and any such amendment, modification or supplement in accordance with the terms of this Section 10.01 shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Loans to permit the refinancing of all outstanding Loans (the “Refinanced Loans”) with a replacement term loan tranche denominated in Dollars (the “Replacement Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the Effective Yield on such Replacement Loans shall not be higher than the Effective Yield on such Refinanced Loans, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

SECTION 10.02.        Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)         if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)           Reliance by Agents and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of Holdings or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Holdings or the Borrower in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03.        No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04.        Attorney Costs, Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of White & Case LLP, and (b) to pay or reimburse the Administrative Agent, each Joint Lead Arranger and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent).  The agreements in this Section

10.04 shall survive the termination of the Commitments and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid (i) on the Closing Date provided that the Borrower has received at least one (1) Business Day in advance an invoice relating thereto setting forth such expenses in reasonable detail or (ii) if after the Closing Date, within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05.        Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Joint Lead Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, (d) any inquiry, application, investigation or proceeding of any kind by, from or of any Gaming Authority or Liquor Authority under any Loan Document or with respect to any of the Lenders or the Joint Lead Arrangers, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any Affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final and non-appealable decision of a court of competent jurisdiction that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any Law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by any Indemnitee.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06.        Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  In such event, each Loan Document shall be automatically reinstated (to the extent that any Loan Document was terminated) and the Borrower shall take (and shall cause each other Loan Party to take) such action as may be requested by the Administrative Agent and the Lenders to effect such reinstatement.

SECTION 10.07.        Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to Disqualified Institutions) (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower; provided that no consent of the Borrower shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (excluding therefrom Disqualified Institutions), (ii) if a Default or an Event of Default has occurred and is continuing, or (iii) until such time as the Administrative Agent has determined that the primary syndication of the Commitments and Loans has been completed; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)           the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender or an Affiliate of a Lender and no consent of the Administrative Agent shall be required for an assignment to an Agent or an Affiliate of an Agent.

(ii)         Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that (1) no such consent of the Borrower shall be required if a Default or an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D)          none of (i) Holdings, (ii) any direct or indirect holder of any Equity Interest in Holdings or the Borrower, (iii) the Borrower, (iv) any Subsidiary or Affiliate of Holdings or the Borrower or (v) any Person that has been denied an approval or a license, or otherwise found unsuitable, under applicable Gaming Laws in any jurisdiction shall be an Eligible Assignee; provided that no Person that is (x) a Lender on the Closing Date or an Affiliate of such Lender or (y) an institutional lender under the NP Opco Credit Agreement or the PropCo Credit Agreement on the Closing Date or an Affiliate of any such lender shall cease to be treated as an Eligible Assignee by operation of preceding clause (ii) or (iv) for purposes of this Agreement.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate classes of Loans on a non-pro rata basis.

(c)           Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, Obligations (specifying the Unreimbursed Amounts), Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(e)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Disqualified Institution, Holdings or any Subsidiary or any other Person that is not (or is not eligible to be) an Eligible Assignee) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover unless the sale of such participation was made with Borrower’s prior consent.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f)            A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless such Participant complies with Section 10.15 as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i)            Notwithstanding anything to the contrary contained herein, no Assignee shall have recourse to the provisions of Sections 3.01 and 3.05 if the condition upon which such recourse is based was in existence at the time of the applicable assignment under this Section 10.07 (unless the assigning Lender was entitled to the payment of additional amounts or indemnification for Taxes or Other Taxes under Section 3.01 or the payment of compensation under Section 3.05, in each case, at the time of such applicable assignment).

SECTION 10.08.        Confidentiality.  Each of the Agents and the Lenders agrees to use commercially reasonable efforts (equivalent to the efforts each such Person applies to maintain the confidentiality of its own confidential information) to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates; (i) in connection with the exercise of (or in preparation to exercise) any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder; (j) to the extent that such Information is received from a third Person that is not to such Agent’s or Lender’s knowledge subject to confidentiality arrangements to the Borrower; (k) to the extent that such Information is independently developed by such Agent, such Lender or any of their respective Affiliates; or (l) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender).  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Loans.  For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information (i) is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03.

SECTION 10.09.        Setoff.  (a) In addition to any rights and remedies of the Administrative Agent and the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each of the Administrative Agent, each Lender and their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, the Administrative Agent, such Lender or their respective Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to the Administrative Agent, such Lender or their respective Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that any recovery by the Administrative Agent, any Lender or their respective Affiliates pursuant to its setoff rights under this Section 10.09 is subject to the provisions of Section 8.03.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that, the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

(b)  NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER OR THE ADMINISTRATIVE AGENT SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR, TO THE EXTENT REQUIRED BY SECTION 10.01 OF THIS AGREEMENT, ALL OF THE LENDERS, OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR THE ADMINISTRATIVE AGENT OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID.  THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

SECTION 10.10.        Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents (collectively, the “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.  To the extent permitted by applicable Law, the interest and other Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.10 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.  Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this Section 10.10 shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate.  If the Maximum Rate is calculated pursuant to this Section 10.10, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 10.10, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Rate, the Administrative Agent shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in this Agreement and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

SECTION 10.11.        Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 10.12.        Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13.        Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations not then due and payable).

SECTION 10.14.        Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15.        Tax Forms. (a)(i) Each Lender and each Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall, to the extent it is legally entitled to do so and if not previously delivered, deliver to the Borrower and the

Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates) to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii)         Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii)        The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a), or (B) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 10.15(b); provided that (i) if such Lender shall have satisfied the requirement of this Section 10.15(a) or Section 10.15(b), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) or Section 10.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to

Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (ii) nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that the requirements of Section 10.15(a)(ii) have not been satisfied if the Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 10.15 by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents, including in the case of a typical participation.

(iv)       The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b)           Each Lender and each Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall, if not previously delivered, deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or any successor form.  If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.

SECTION 10.16.        Governing Law.  (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

(b)           ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, HOLDINGS, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF HOLDINGS, THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c)           NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 10.16, NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS, THE JOINT LEAD ARRANGERS OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AGAINST HOLDINGS, THE BORROWER OR ANY OF THE OTHER SUBSIDIARIES OR ANY OF THEIR PROPERTIES OR ASSETS IN THE COURTS OF ANY JURISDICTION.

SECTION 10.17.        Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.18.        Binding Effect.  This Agreement shall become effective when it shall have been executed by each party hereto and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Agent and each Lender and their respective successors and assigns, except that neither Holdings nor the Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 10.19.        Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provisions of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to this Section 10.19, each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 10.20.        Acknowledgments.  Each of Holdings and the Borrower hereby acknowledges that:  (A) the arranging and other services regarding this Agreement provided by the Agents, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Agents, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each of the Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Joint Lead Arrangers and the Lenders are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither any Agent, any Joint Lead Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither any Agent, any Joint Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Agents, the Joint Lead Arrangers and the Lenders with respect to any breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.21.        Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and each other Loan Party, which information includes the name and address of Holdings, the Borrower and each other Loan Party and other information that will allow such Lender to identify Holdings, the Borrower and each other Loan Party in accordance with the Patriot Act.

SECTION 10.22.        Gaming Authorities and Liquor Authorities.  (a) This Agreement is subject to all applicable Gaming Laws and the Liquor Laws.  Without limiting the foregoing, the Agents and the Lenders acknowledge that rights, remedies and powers in or under this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and the Liquor Laws and only to the extent that any required approvals (including prior approvals) are obtained from the requisite Gaming Authorities and the Liquor Authorities.  Each of the Agents and the Lenders agree to cooperate with the applicable Gaming Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over the Borrower and the other Loan Parties, including to the extent not inconsistent with the internal policies of such Agent or Lender and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Gaming Authorities or Liquor Authorities relating to the Agents, any of the Lenders or the Borrower or any other Loan Party, or the Loan Documents.  Notwithstanding any other provision of this Agreement, the Borrower expressly authorizes, and will cause each other Loan Party to authorize, each Agent and each Lender to cooperate with the applicable Gaming Authorities as described above.  The Borrower consents to any disclosure requested by any Gaming Authority by each Agent or Lender and releases such parties from any liability for any such disclosure.

(b)     If during the existence of an Event of Default hereunder or under any of the other Loan Documents it shall become necessary, or in the opinion of the Administrative Agent advisable, for an agent, supervisor, receiver or other representative of the Administrative Agent and the Lender to become licensed by any Governmental Authority as a condition to receiving the benefit of any Collateral encumbered by the Loan Documents or to otherwise enforce the rights of the Administrative Agent and the Lenders under the Loan Documents, the Borrower hereby agrees to assist the Administrative Agent and the Lenders and any such agent, supervisor, receiver or other representative obtain licenses and to execute such further documents as may be required in connection therewith.

SECTION 10.23.        Certain Matters Affecting Lenders.  (a) If any Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under applicable Gaming Laws (a “Unsuitable Lender”), the Administrative Agent shall have the right (but not the duty) to cause such Unsuitable Lender (and such Unsuitable Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each, a “Substitute

Lender”) in accordance with the provisions of Section 10.07 and the Unsuitable Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Substitute Lender shall pay to the Unsuitable Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Unsuitable Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Unsuitable Lender; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Unsuitable Lender pursuant to Article III or otherwise as if it were a prepayment.  The Borrower shall bear the costs and expenses of any Lender required by any Gaming Authorities to file an application for a finding of suitability in connection with the investigation of an application by the Borrower or the other Loan Parties for a license to operate a gaming establishment.

(b)           Notwithstanding the provisions of Section 10.23(a), if any Lender becomes a Unsuitable Lender, and if the Administrative Agent fails to find a Substitute Lender pursuant to Section 10.23(a) within any time period specified by the appropriate Gaming Authority for the withdrawal of a Unsuitable Lender (the “Withdrawal Period”), the Borrower shall immediately prepay in full the Outstanding Amount of all Loans of such Unsuitable Lender, together with all unpaid fees owing to such Unsuitable Lender pursuant to Section 2.06 and any amounts payable to such Unsuitable Lender pursuant to Article III or otherwise as if it were a prepayment and, in each case where applicable, with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period.  Upon the prepayment of all amounts owing to any Unsuitable Lender (whether pursuant to Section 10.23(a) or 10.23(b)), such Unsuitable Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Unsuitable Lender to indemnification hereunder shall survive as to such Unsuitable Lender.

SECTION 10.24.        Intercreditor Agreement.  (a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE LOAN DOCUMENTS, WHICH LIENS SHALL BE REQUIRED TO BE SUBORDINATED AND JUNIOR TO THE LIENS CREATED PURSUANT TO THE FIRST LIEN LOAN DOCUMENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.  NOTWITHSTANDING ANYTHING HEREIN OR IN ANY OTHER LOAN DOCUMENT TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE VARIOUS COLLATERAL DOCUMENTS AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.  THE INTERCREDITOR AGREEMENT ALSO CONTAINS CERTAIN PROVISIONS PROVIDING FOR RELEASES OF GUARANTORS AND/OR COLLATERAL PURSUANT TO THE LOAN DOCUMENTS IN THE EVENT THAT SUCH GUARANTORS AND/OR COLLATERAL ARE RELEASED PURSUANT TO THE FIRST LIEN LOAN DOCUMENTS.  PURSUANT TO THE EXPRESS TERMS OF SECTION 2.02 OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)           EACH LENDER (I) AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT, AND (II) AGREES TO BE BOUND BY THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c)           THE PROVISIONS OF THIS SECTION 10.24 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF.  EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.  EACH LENDER IS FURTHER AWARE THAT THE ADMINISTRATIVE AGENT IS ALSO ACTING IN AN ADMINISTRATIVE AGENCY CAPACITY UNDER, AND AS DEFINED IN, THE FIRST LIEN LOAN DOCUMENTS, AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THERETO OR CAUSE OF ACTION ARISING THEREFROM.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GVR HOLDCO 1 LLC,

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Senior Vice President & Treasurer

STATION GVR ACQUISITION, LLC

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Senior Vice President & Treasurer

JEFFERIES FINANCE LLC, as Joint Lead Arranger, Joint Book Runner and Administrative Agent, Lender

By:	/s/ E.J. Hess
Name: E.J. Hess
Title: Managing Director

GOLDMAN SACHS LENDING PARTNERS LLC, as Joint Lead Arranger, Joint Book Runner and Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory